                             GATEWAY DEVELOPERS, LLC

                                  OFFICE LEASE

                                   CITY SQUARE

                       BOSTON (CHARLESTOWN), MASSACHUSETTS

ARTICLE     SECTION                     CAPTION                               PAGE
-------     -------                     -------                               ----
  I.                      BASIC LEASE PROVISIONS                               1
              1.1         Introduction                                         1
              1.2         Basic Data                                           1

  II.                     DESCRIPTION OF PREMISES AND
                          APPURTENANT RIGHTS:  TERM                            3
              2.1         Location of Premises; Term                           3
              2.2         Appurtenant Rights and Reservations                  5
              2.3         Parking Rights                                       7

  III.                    RENT                                                 8
              3.1         Fixed Rent                                           8

  IV.                     USE OF PREMISES                                      8
              4.1         Permitted Use                                        8
              4.2         Alterations                                         11

  V.                      ASSIGNMENT AND SUBLETTING                           12
              5.1         Prohibition                                         12

  VI.                     DELIVERY OF PREMISES AND RESPONSIBILITY
                          AND RESPONSIBILITY FOR REPAIRS CONDITION
                          OF PREMISES                                         14
              6.1         Delivery of Possession of Premises                  14
              6.2         Plans and Specifications                            16
              6.3         Preparation of Premises                             17
              6.3A        Landlord's Payment                                  19
              6.3B        Subtenant Completion                                20
              6.4         Repairs to be Made by Landlord                      22
              6.5         Tenant's Agreement                                  23
              6.6         Floor Loan - Heavy Machinery                        24

  VII.                    SERVICES TO BE FURNISHED BY LANDLORD
                          AND UTILITY CHARGES                                 24
              7.1         Landlord's Services                                 24
              7.2         Payment of Utility Charges                          26

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
ARTICLE     SECTION                     CAPTION                               PAGE
-------     -------                     -------                               ----
  VIII.                   REAL ESTATE TAXES AND OTHER EXPENSES                26
              8.1         Tenant's Share of Real Estate Taxes                 26
              8.2         Tenant's Share of Operating Expenses                29

  IX.                     INDEMNITY AND PUBLIC LIABILITY INSURANCE            36
              9.1         Tenant's Indemnity                                  36
              9.2         Public Liability Insurance                          36
              9.3         Tenant's Risk                                       37
              9.4         Injury Caused by Third Parties                      37

  X.                      LANDLORD'S ACCESS TO PREMISES                       38
              10.1        Landlord's Right of Access                          38
              10.2        Exhibition of Space to Prospective Tenants          38

  XI.                     FIRE, EMINENT DOMAIN, ETC.                          39
              11.1        Damage                                              39
              11.2        Substantial Damage                                  39
              11.3        Rent Abatement                                      41
              11.4        Damage to Building                                  41
              11.5        Definition of Substantial Damage                    41
              11.6        Taking                                              41
              11.7        Rent Abatement                                      42
              11.8        Award                                               42

  XII.                    LANDLORD'S REMEDIES                                 43
              12.1        Events of Default                                   43
              12.2        Remedies                                            44
              12.3        Landlord's Default                                  46

  XIII.                   MISCELLANEOUS PROVISIONS                            46
              13.1        Extra Hazardous Use                                 46
              13.2        Waiver                                              47
              13.3        Covenant of Quite Enjoyment                         48
              13.4        Notice to Mortgagee and Ground Lessor               49
              13.5        Assignment of Rents                                 49
              13.6        Mechanics' Liens                                    50
              13.7        No Brokerage                                        50
              13.8        Invalidity of Particular Provisions                 51
              13.9        Provisions Binding, Etc.                            51
              13.10       Recording                                           51
              13.11       Notices                                             51
              13.12       When Lease Becomes Binding                          52
              13.13       Paragraph Headings                                  52
              13.14       Rights of Mortgagee/Ground Lease                    52
              13.15       Status Report                                       53

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
ARTICLE     SECTION                     CAPTION                               PAGE
-------     -------                     -------                               ----
              13.16       Tenant's Financial Condition                        53
              13.17       No Partnership                                      54
              13.18       Holding Over                                        54
              13.19       Non-Subrogation                                     54
              13.20       Governing Law                                       54
              13.21       Definition of Additional Rent                       54
              13.22       Extension Option                                    54
              13.23       Right of First Offer                                55

EXHIBITS   A       Description of Premises
           B       Description of Lot
           C       Description of Work
           C-1     Landlord/Tenant Matrix
           D       Broker's Determination
           E       Parking Plan
           F       HVAC Specifications
           G       Notice of Lease
           H       Ground Lessor SNDA
           I       Cleaning Specifications

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        THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the
Tenant are the parties hereinafter named, and which relates to space in the Building (as defined below) to be constructed in Boston (Charlestown), Massachusetts on the lot (the "Lot") described on Exhibit "B" hereto.

        The parties to this instrument hereby agree with each other as follows:

                                    ARTICLE I
                             BASIC LEASE PROVISIONS

1.1 INTRODUCTION. As further supplemented in the balance of this instrument and its Exhibits, the following sets forth the basic terms of this Lease and, where appropriate, constitutes definitions of certain terms used in this Lease.

1.2     BASIC DATA.

        Date:

        Landlord:                             Gateway Developers, LLC, a
                                   Massachusetts limited liability company

        Present Mailing Address:   725 Canton Street
                                                      Norwood, MA 02062

        Tenant:                               Keane, Inc.

        Present Mailing Address
        of Tenant:                            10 City Square
                                                      Charlestown, MA 02129

        Lease Term or Term:            144 calendar months (plus the partial
                                   month, if any, immediately following the Commencement Date as defined in
                                   Section 6.2(e).

        Target Date:                          August 1, 2002

        Fixed Rent:                           For and with respect to the first
                                   seventy-two (72) calendar months of the term of this lease, plus the partial month, if any, immediately succeeding the Commencement Date at the rate of $33.00 per square foot per annum of rentable area for the first 75,000 square feet of rentable area and $35.00 per square foot per annum of rentable area of the Premises for the remainder of the Premises; and for and with respect to the balance of the initial term of this lease at the rate of

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                                   $36.00 per square foot per annum of the
                                   rentable area of the Premises for the first
                                   75,000 square feet of rentable area and
                                   $40.00 per square foot per annum of the
                                   rentable area of the Premises for the
                                   remainder of the Premises. Fixed Rent shall be payable in monthly installments equal to 1/12th of the annual Fixed Rent.

        Use:                                  For general office purposes only.

        Description of Space:
        (Herein the "Premises")    See attached Exhibit A, containing
                                   approximately 95,000 square feet of rentable area to be determined using the BOMA method of measurement subject to adjustment as set forth in Article VI, not to exceed 95,000 square feet of rentable area.

        Tenant's Tax  Share:                  A fraction the numerator of which
                                   is the rentable area of the Premises and the denominator of which is the rentable area of the Building.

        Base Taxes:                           The Taxes (as hereinafter defined)
                                   for and with respect to the first fiscal tax year in which the Building is fully assessed as a completed structure ("1st Tax Period").

        Base                                  Operating Expenses: The Operating
                                   Expenses (as hereinafter defined) for and with respect to the first twelve (12) calendar months of the Term of this lease (the "Base Year"), grossed up in accordance with Section 8.2(g).

        Lot:                                  The parcel of land described on
                                   Exhibit B hereto.

        Building:                             The interconnected building
                                   including the Garage located on the Lot (the
                                   Premises being located in each wing thereof, "Wing One" (North Washington Street) and "Wing Two" (Water Street).

        Rentable Floor Area
        of the Building:                      168,000 rentable square feet of
                                   floor area as determined using BOMA method of measurement, subject to adjustment as set forth in Article VI.

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        Security Deposit:                     N/A

        Guarantor of Tenant's
        Obligations:                               N/A

        Brokers                                    None

                                   ARTICLE II
                             DESCRIPTION OF PREMISES
                          AND APPURTENANT RIGHTS; TERM

2.1 LOCATION OF PREMISES; TERM. (a) Landlord hereby demises and leases to Tenant, and Tenant hereby accepts from Landlord, the Premises identified in the foregoing portions of this Lease for and during the Lease Term.

        (a)   The Lease Term shall begin on the Commencement Date as defined in
              Article VI. The Lease Term shall continue for the period set forth in Section 1.2 hereof, unless sooner terminated as hereinafter provided, and without any right of renewal or extension, except as expressly set forth in this Lease. After the Commencement Date, upon the request of either party, Landlord and Tenant shall enter unto an instrument confirming the Commencement Date and the expiration date of the Lease.

        (b) As used herein the following terms shall have the following meanings:

              For the purposes of this Lease, a "Tenant Delay" shall mean any actual delay in the completion of Landlord's Work caused by a Tenant Change Order (as hereinafter defined) or any act or negligence of Tenant or its agents, employees, contractors or invitees or any failure by Tenant to act when Tenant has a duty so to act under the law or under the terms of this Lease, including, without limitation, (i) any failure by Tenant to deliver to Landlord any draft, revised or final versions of Tenant's Plans or to take any other action required of Tenant under this Lease within the period specified in this Lease, (ii) in instances for which the Lease specifies no period in which Tenant shall act, any failure by Tenant to respond to any reasonable request for information relating to Tenant's Work or otherwise to cooperate reasonably with Landlord, within a reasonable time after receiving from Landlord a written request for such information or cooperation.

              For the purposes of this Lease, a "Landlord Delay" shall mean any actual delay in the completion or commencement of the Tenant Work caused by any act or negligence of Landlord or its agents, employees, or contractors or any failure by Landlord to act when Landlord has a duty so to act under the terms of this Lease, including, without limitation, (i) any failure by Landlord to deliver to Tenant any draft, revised or final versions of plans

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              to be prepared by or at the direction of Landlord hereunder or to take any other action required of Landlord under this Lease within the periods specified in this Lease, (ii) in instances for which this Lease specifies no period in which Landlord shall act, any failure by Landlord to respond to any reasonable request for information relating to Tenant's Work or otherwise to cooperate reasonably with Tenant, within a reasonable time after receiving from Tenant a written request for such information or cooperation, or (iii) any failure by Landlord to complete the Landlord's Work by the Target Date (as hereinafter defined).

              In the event that either party claims that the other has caused a Landlord Delay or a Tenant Delay, as applicable, the parties shall continue to perform their obligations hereunder in a manner so as to avoid any further delay. Landlord and Tenant each agree to promptly notify each other of any delay claimed by it against the other, and to notify each other in advance of any reasonably foreseeable delay, and the parties shall meet as soon as reasonably possible to discuss such delay claim, or such foreseeable delay claim, as applicable, but in no event shall the failure to reach agreement on such delay excuse either party from performing hereunder and waive such party's right to such delay claim.

              For purposes of this Lease, "Landlord's Force Majeure" shall mean any actual delay due to governmental regulations, unusual scarcity of or inability to obtain labor or materials (despite the exercise of reasonable efforts to obtain the same), labor difficulties fire or casualty or other causes reasonably beyond Landlord's control.

              For the purposes of this Lease, "Tenant's Force Majeure" shall mean any actual delay due to governmental regulation, unusual scarcity of or inability to obtain labor or materials (despite the exercise of reasonable efforts to obtain the same), labor difficulties, fire or casualty or other causes reasonably beyond the Tenant's control.

              Each party shall provide the other with written notice as promptly as possible after the occurrence of a claimed Force Majeure event hereunder and of the expected duration of the anticipated delay, and shall also notify the other as soon as such first party's Force Majeure event has ended, and shall use all reasonable efforts to cure the Force Majeure event.

        (c) Subject to Tenant Delay and Landlord's Force Majeure, Landlord shall use reasonable speed and diligence in the construction of the Building and shall use its best efforts "to deliver" the Building and Premises to Tenant for its occupancy on or before August 1, 2002 (the "Target Date"). The failure "to deliver" the Premises and Building to Tenant for its occupancy by the Target Date shall in no way affect the validity of this Lease or the

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              obligations of Tenant hereunder nor shall the same be construed in any way to extend the term of this Lease. Notwithstanding the foregoing, if the Premises and Building shall have not been delivered to Tenant within the meaning of Section 6.1 hereof within thirty (30) days after the Target Date, then except as expressly provided herein, Tenant shall not have any claim against Landlord and Landlord shall have no liability to Tenant, by reason thereof. If the Premises and the Building are not deemed delivered to Tenant under Section 6.1 hereof by the Target Date (extended to the extent of any Tenant Delay or Landlord's Force Majeure) then as Tenant's sole right and remedy in respect thereof, Tenant shall have, so long as Tenant is not in default under this Lease beyond the expiration of applicable notice and/or cure periods, a credit against the Fixed Rent first coming due hereunder in an amount equal to one (1) day's Fixed Rent for the Premises for each day after the Target Date (as so extended) until such delivery has been deemed made, but in any event such credit shall cease upon the date the Tenant shall first open for business in the Premises. (By way of example only, if the Premises and the Building are "delivered" on October 1, 2002, and the Target Date was August 1, 2002, then, following the Commencement Date, Tenant shall be entitled to a credit equal to the daily Fixed Rent rate for the Premises multiplied by 31, which amount Tenant may apply to the Fixed Rent due after the Commencement Date until the balance of said credit is equal to zero.)

              If the Premises are not deemed delivered to Tenant under Section
              6.1 hereof by August 1, 2003, Tenant shall have the right to terminate this Lease by written notice to Landlord given before the date of such delivery. If the Landlord having used reasonable efforts to deliver the Premises is unable to deliver the Premises by December 31, 2003 Landlord shall have the right to terminate this Lease by written notice to Tenant given before the date of such delivery.

2.2 APPURTENANT RIGHTS AND RESERVATIONS. Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use and to permit its invitees to use in common with others, public or common lobbies, if any, elevators, hallways, stairways, loading docks and loading areas, service lifts, sanitary facilities, pipes, ducts, conduits, shafts, wires and appurtenant equipment providing electricity, telephone, water, sewer, telecommunications and other utilities to the Premises and equipment to the roof and all other common areas, if any, located in the Building and all sidewalks, access roads and driveways, located on the Lot and serving the Building (the "Common Areas"), but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord by suitable notice and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided that any such change shall not materially interfere with Tenant's use of, or access to, the Premises. All elevators serving Wing One and all parking levels of the Garage that serve Wing One shall not be deemed part of the Premises, but

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        shall be for the exclusive use of Tenant and its agents, employees and invitees. Landlord acknowledges that of the elevators in Wing One one serves all floors of the Garage and the first floor of Wing One above the Garage and the other two elevators serve the top floor of the Garage and all floors of Wing One above the Garage. The lobby of Wing One shall be deemed part of the Premises. At all times during the Term, Landlord shall make available at least one (1) elevator serving the portion of the Premises in Wing Two and the top level of the Garage, which elevator shall be for the exclusive use of Tenant and its agents, employees and invitees.

        Excepted and excluded from the Premises are the roof or ceiling, the structural floor and all perimeter walls of the Premises, except in each case the inner surfaces thereof, but the entry doors to the Premises are not excluded from the Premises and are a part thereof for all purposes; and Tenant agrees that Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant's use of the Premises) utility lines, pipes and the like to serve premises other than the Premises, and to replace, maintain and repair such utility lines, pipes and the like, in, over and upon the Premises. Notwithstanding the foregoing, Tenant's prior consent, which consent Tenant shall not unreasonably withhold or delay, shall be required with respect to any exhaust systems to be located within the Premises and which are to serve restaurants located outside of the Premises. Tenant shall have the right to place on the roof of Wing One and Wing Two, supplementary HVAC equipment, satellite antennae and satellite dishes which are to serve the Premises and are not to be utilized by any other person other than the occupants of the Premises and are to be placed on the roof in such location as shall be reasonably approved by Landlord; provided, however, that Tenant shall have Tenant's pro-rata share of all the roof space on Wing One and Wing Two that is made available or used for antennae and satellite dishes or supplementary HVAC equipment for its exclusive use. Any other antennae or satellite dishes on said roof shall be installed thereon in such a manner so as not to interfere with the antennae or dishes of Tenant. All antennae and satellite dishes and supplementary HVAC equipment shall be installed so as to minimize the visibility of such antennae or dishes or supplementary HVAC equipment from outside the Building. All of such installation and maintenance of such antennae, dishes and supplementary HVAC equipment shall be performed by contractors reasonably approved by Landlord and in a manner so as not to void any roofing warranty and Tenant shall be responsible for any damage to the roof caused by the installation or maintenance of the same, and at the end of the term of the Lease, the Tenant shall remove all of such antennae, dishes and supplementary HVAC equipment from the roof and shall repair all damage caused by the installation or removal of the same.

        Subject to reasonable rules and regulations imposed from time to time by Landlord, the Building shall be open and access to the Premises shall be freely available, subject to interruption due to causes beyond Landlord's reasonable control, at all times. Tenant acknowledges that, in all events, Tenant is

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        responsible for providing security to the Premises and its own personnel, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and save Landlord harmless from any claim for injury to person or damage to property asserted by any personnel, employee, guest, invitee or agent of Tenant which injury or damage is suffered or occurs in the Premises by reason of the act of an intruder or any other person in or the Premises.

2.3 PARKING RIGHTS. During the term hereof, Tenant shall have the right to the daytime use (i.e. no later than 7 PM on any day) of 115 parking spaces ("daytime parking") located within the garage serving the Building. Such spaces may be on an assigned or unassigned basis at Landlord's discretion and Tenant shall comply with all reasonable rules and regulations which Landlord may impose from time to time for the regulation of such parking (such rules and regulations shall provide, INTER ALIA, that no towing can be made without reasonable advance notice). In addition, without charge to Tenant, Tenant shall have the exclusive use of 75 parking spaces in the Garage at all times. The location of Tenant's daytime parking spaces and of such exclusive spaces shall be as provided in the Parking Plan set forth on Exhibit E hereto. Except as otherwise set forth in this paragraph, no parking shall be allowed to Tenant on an overnight basis nor shall the parking rates so allocated to Tenant be utilized by other than Tenant's officers or employees or assigns or sublessees or invitees, and Tenant shall have no right to assign or sublicense any of its parking rights hereunder except to a permitted assignee of this Lease or sublesee of the Premises or to a party providing business services to Tenant. The foregoing, however, shall not limit Tenant from reimbursement by its employees or officers for any or all of such charges. Landlord shall bear no liability in respect of any vehicles (or their contents) parked in such facility and Tenant waives all liability which Landlord may have in respect thereof, except to the extent the same results from Landlord's negligence or willful misconduct. As consideration for such daytime parking rights Tenant shall pay to Landlord an amount equal to the then market charge, as imposed by Landlord, for the daytime parking rights (the other seventy-five of such parking rights shall be without charge). Initially such charge shall be at the rate of $150 per parking right per month but shall be subject to change from time to time (but not more than once annually) by the Landlord. Such payment shall be considered to be Additional Rent under this Lease and Tenant's failure to pay the same shall be considered a failure in the payment of rent under this Lease. Such payment shall be due at the same time as the monthly payments of Fixed Rent in advance. In the event that during the Lease Term, additional area shall be added to the Premises so that the Rentable Floor Area of the Premises shall increase ("Expansion Space") then the number of parking spaces available to Tenant under this section shall be increased by two spaces for each 1,000 square feet of Rentable Floor Area in the Expansion Space, which spaces shall be considered to be daytime parking spaces for all purposes; provided, however, that such additional spaces shall be made available to Tenant only if, and to the extent, that Landlord has such spaces available and has not committed such spaces to other tenants or persons, but if the former tenant of the Expansion Space had any

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        parking spaces for its use, such parking spaces shall be made available to Tenant. Whenever any other parking spaces within the Garage shall become available for monthly use by other than the tenants or occupants of the Building or their customers, Landlord shall notify Tenant thereof and of any terms for leasing of the same. The provisions of this Section
        2.3 shall apply during the Original Lease Term and any extension thereof.

                                   ARTICLE III
                                      RENT

3.1 FIXED RENT. Tenant agrees to pay to Landlord at the Present Mailing Address of Landlord, or as directed by Landlord, without notice, demand, off-set or deduction (except as expressly permitted hereunder), on the Commencement Date and thereafter, monthly, in advance, on the first day of each and every calendar month during the Lease Term, a sum equal to the monthly Fixed Rent specified in Section 1.2 hereof; provided, however, that the first payment of monthly Fixed Rent coming due under this Lease shall be made on the first day of the second calendar month of the Term of this lease and shall be made for and with respect to the period of time from the Commencement Date of the term of this lease through the end of said calendar month.

        Fixed Rent for any partial month shall be paid by Tenant at such rate on a pro-rata basis (based on the per diem rate of Fixed Rent multiplied by the number of days in such partial month included in the Term) and, if the Lease Term commences on a day other than the first day of a calendar month, the first payment which Tenant shall make shall be a payment equal to a proportionate part of such monthly Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month, and the monthly Fixed Rent for such succeeding calendar month.

                                   ARTICLE IV
                                 USE OF PREMISES

4.1 PERMITTED USE. Tenant agrees that the Premises shall be used and occupied by Tenant only for the purpose specified as the use thereof in
        Section 1.2 of this Lease, and for no other purpose or purposes.

        Tenant further agrees to conform to the following provisions during the entire Lease Term:

        (a) Tenant shall cause all freight (including furniture, fixtures and equipment used by Tenant in the occupancy of the Premises) to be delivered to or removed from the Building and the Premises in such areas reasonably designated by Landlord therefor and in accordance with reasonable rules and regulations established by Landlord therefor, the hours for such delivery to be fixed so as not to violate the terms of the transportation

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              access plan agreement ("TAPA") entered into by Landlord with the
              City of Boston;

        (b) Subject to Legal Requirements and so long as Tenant leases at least 50% of the office portions of the Building Tenant shall have the exclusive right to install signage on the door of the Premises and on the exterior of the Building, above the ground floor, subject only to the exceptions set forth below. The parties acknowledge that Vitale and Caturano ("V&C") is a current tenant in Wing Two and that Landlord has obligated itself to provide certain signage rights in its lease to V&C. Tenant acknowledges that it has been informed by Landlord that V&C has the one time option to choose the location of its signage on the exterior of Wing Two as follows: (i) between the first and second floor; or
              (ii) between the second and third floor. Landlord shall use continuing reasonable efforts to cause V&C (or its successors, assigns or sublessees) to select option (i). Thereafter, V&C may install signage ("V&C Sign") only as set forth above, which signage may not be altered during the term of the V&C lease except to change the name to any permitted assignee or sublessee of all or substantially all of the V&C premises but any such changed sign shall be of a similar size and style and shall be in lieu of the V&C sign, and signage rights shall not transfer to any subtenant of less than substantially all of the V&C premises or licensee, or any other party that may acquire rights to use and occupy a portion of the premises currently leased by V&C. Upon the expiration or earlier termination of the V&C lease, the signage rights set forth above shall terminate and the V&C Sign shall be promptly removed by Landlord, at its sole cost and expense. Landlord represents that the V&C lease has a 10 year initial term with 2-5 year options of extension. The Landlord shall have the right to install on the exterior of the Building in the signage band serving the ground floor retail premises signage for the ground floor retail tenants. Tenant shall not place on the exterior of exterior walls (including both interior and exterior surfaces of windows and doors) or on any part of the Building outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises except for a sign on the door of the Premises of the type commonly and customarily found in first-class office buildings for the purpose of identifying and locating the Premises and except for a sign located on the exterior of Wing One, the size and design of which sign shall always be subject to the prior approval of Landlord which shall not be unreasonably withheld or delayed and to compliance with all applicable law and regulations. Without Tenant's prior written approval signed by an executive officer of Tenant, no sign of any other tenant shall be located on the exterior of the Building above the ground floor level, except for the V&C sign as set forth above. Tenant will not install drapes, window blinds or other window coverings on exterior windows except for those reasonably approved by Landlord and in all events all such coverings shall be of a color reasonably approved by Landlord;

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        (c)   Tenant shall not perform any act or any practice which injures the
              Premises, or any other part of the Building, or causes any offensive odors or loud noise, or constitutes a nuisance to any other tenant or tenants or occupants or other persons in the Building, or be detrimental to the reputation or appearance of the Building; Landlord shall impose a restriction to the substance of that set forth in this subsection (c) in leases of all other tenants in the Building and shall use reasonable efforts to enforce such restrictions, but Landlord shall have no liability to Tenant in respect of its failure to enforce such restriction.

        (d) At Tenant's option, Landlord shall refer to Wing One of the Building as the "Keane Building" and shall not be entitled to change the name of Wing One during the Term and shall not name the Building or Wing Two after another tenant. Tenant shall not use the name of the Building directly or indirectly in connection with Tenant's business, except as a part of Tenant's address, and Landlord reserves the right to change the name of the Building at any time but in no event shall the name of the Building be changed to the name of any other tenant of the Building or any business organization so long as Tenant leases at least 35% of the office portion of the Building and no other tenant leases more space in the Building;

        (e) The Tenant shall not use, handle, store, release or discharge hazardous materials, oil, or hazardous wastes in the Premises except for small amounts of cleaning materials and other materials normally used in office uses which might be deemed to be hazardous materials or hazardous waste under applicable law, provided that in its use, handling, storage, release and discharge thereof the Tenant shall comply with all applicable law and with the requirements of the manufacturers thereof;

        (f) Within the Premises, Tenant shall comply with the Americans With Disabilities Act (42 U.S.C. Section 12101 et seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto (collectively the "ADA"), to the extent the same are applicable to the Premises; provided that Tenant shall not be required to so comply with the ADA to the extent that the Premises when delivered by Landlord to Tenant were not in compliance with the ADA or where compliance by Tenant is required as a result of any action by Landlord.

4.2 ALTERATIONS. After initial completion of any work to be done by Tenant as provided in Article VI, Tenant shall not alter or add to the Premises, except in accordance with written consent from Landlord, which Landlord agrees not unreasonably to withhold or delay as to alterations or additions which (i) are not visible from the exterior of the Premises and (ii) do not materially affect the structure or any mechanical, electrical or plumbing systems of the Building. Notwithstanding the foregoing, Landlord's prior written consent shall not be

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        required with respect to any non-structural, interior alterations to the
        Premises which do not adversely affect the mechanical, electrical or plumbing systems of the Building and have a cost, in each instance, of less than $100,000, but Tenant shall notify Landlord as and when it makes any such alterations which are permitted without Landlord's prior consent. Tenant's work as described in Article VI and all other alterations, changes, additions and work ("Alterations") made by Tenant shall be made in accordance with all applicable laws, in a good and first-class workmanlike manner and in accordance with the reasonable requirements of Landlord's insurers and Tenant's insurers. Without limitation, said Tenant's work as described in Article VI and all other Alterations made by Tenant shall be performed in accordance with the provisions of this Article IV and of Article VI. Any contractor or other person undertaking any Alterations of the Premises on behalf of Tenant shall be covered by Commercial General Liability and Workmen's Compensation insurance with coverage limits reasonably acceptable to Landlord and evidence thereof shall be furnished to Landlord prior to the performance by such contractor or person of any work in respect of the Premises. Except for generators and HVAC supplemental equipment which Tenant has installed at its sole cost and expense on the roof of the Building to exclusively serve the Premises (such installation hereby is approved but shall be made in accordance with plans and specifications approved by Landlord such approval not to be unreasonably withheld or delayed, and in a manner so as not to void any roofing warranty and by contractors reasonably approved by Landlord, and at the end of the Term of the Lease, Tenant shall remove all of such equipment from the roof and shall repair all damage caused by the installation or removal of the same), all work performed by Tenant in the Premises shall remain therein and, at termination, shall be surrendered as a part thereof, except for Tenant's usual trade fixtures, furniture and equipment, installed prior to or during the Lease Term at Tenant's cost, which trade fixtures, furniture and equipment Tenant shall remove upon the termination of this Lease. Tenant agrees to repair any and all damage to the Premises resulting from the installation thereof or such removal or, if Landlord so elects, to pay Landlord for the cost of any such repairs forthwith after actual completion thereof and billing therefor.

        Landlord has given Tenant notice that on or about February 8, 2002 is
        (i) the date when Landlord plans to finish its construction of the roof and to install the rubberized roofing; and (ii) the date when Landlord plans to install the concrete filling on the roof.

                                    ARTICLE V
                            ASSIGNMENT AND SUBLETTING

5.1 PROHIBITION. Notwithstanding any other provisions of this Lease, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of concessions, licenses, and the like) the whole or any part of the Premises without, in each instance, having first

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        received the express written consent of Landlord, which consent the
        Landlord agrees not to unreasonably withhold, condition or delay, provided that the following conditions are satisfied, all in Landlord's reasonable judgment: (a) the proposed assignee or sublessee proposes office operations in the Premises which are consistent with the image and quality of the Building; (b) the proposed assignee or sublessee is not a governmental organization; (c) the proposed assignee or sublessee has the financial capacity necessary to carry out its obligations under this Lease or the sublease, as the case may be; (d) the operations proposed by the assignee or sublessee will not overload the Building's systems; and (e) any proposed subletting shall not result in a division of the Premises into more than two units per floor unless Tenant assumes in writing the cost and expense to restore the Premises upon the termination of this Lease. Landlord shall respond to any request for consent within thirty (30) days (ten (10) business days in the case of a subletting of one (1) floor or less), after receipt of Tenant's request for consent, and if such request contains a reminder in bold print of the timing for response, then if Landlord does not timely respond the consent shall be deemed granted.

        Any assignment of this Lease (which term shall include the subletting of the whole or any part of the Premises other than as permitted hereunder as set forth below) by Tenant without Landlord's express consent shall be invalid, void and of no force or effect. In any case where Landlord shall consent to such assignment or subletting, the Tenant named herein shall remain fully liable for the obligations of Tenant hereunder, including without limitation, the obligation to pay the Fixed Rent and other amounts provided under this Lease. Any such request shall set forth, in detail reasonably satisfactory to Landlord, the identification of the major business terms upon which proposed assignment or subletting is to be made, including, without limitation, the rent or any other consideration to be paid in respect thereto.

        It shall be a condition of the validity of any such assignment that the assignee agrees directly with Landlord, in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, including, without limitation, the obligation to pay Fixed Rent and other amounts provided for under this Lease and the covenant against further assignment and subletting, except as expressly permitted hereunder, but such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of Tenant hereunder, and Tenant shall remain fully liable therefor. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed assignee or sublessee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed assignee's or sublessee's property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed assignee or sublessee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debt. Tenant shall, within thirty days after demand, reimburse Landlord for the reasonable out-of-pocket legal fees and expenses (not to exceed $500 in any one instance) incurred by Landlord in processing any request to assign this Lease or to sublet all or any portion of the Premises, whether or not Landlord agrees thereto, and if Tenant shall fail to reimburse Landlord, the same shall be a default in Tenant's monetary obligations under this Lease.

        Without limitation of the rights of Landlord hereunder in respect thereto, if there is any assignment of this Lease by Tenant for consideration or a subletting of the whole of the Premises by Tenant at a rent or other consideration which exceeds the rent payable hereunder by Tenant, or if there is a subletting of a portion of the Premises by Tenant at a rent in excess of the subleased portion's pro rata share of the rent payable hereunder by Tenant (which shall not include any consideration given for the use of furniture, telecommunications equipment or other equipment), then Tenant shall pay to Landlord, as additional rent, forthwith upon Tenant's receipt of the consideration (or the cash equivalent thereof) therefor, 50% of any such excess, after Tenant has recouped the reasonable out-of-pocket costs and expenses which Tenant has incurred in entering into such assignment or sublet. The provisions of this paragraph shall apply to each and every assignment of this Lease and each and every subletting of all or a portion of the Premises, except to a Permitted Transferee (as defined below), in each case on the terms and conditions set forth herein. For the purposes of this Section 5.1, the term "rent" shall mean all Fixed Rent, additional rent or other payments and/or consideration payable by one party to another for the use and occupancy of all or a portion of the Premises.

        The provisions of this Section 5.1 relating to the necessity of Landlord's prior consent shall not, however, be applicable to an assignment of this Lease by Tenant to (i) a subsidiary (for such period of time as the stock of such subsidiary continues to be owned by Tenant, it being agreed that except as hereinafter set forth the subsequent sale or transfer of fifty percent (50%) or more of the stock of such subsidiary shall be treated as if such sale or transfer were, for all purposes, an assignment of this Lease governed by the Provisions of this
        Section 5.1); or (ii) controlling corporation; or (iii) corporation under common control with Tenant (an "affiliate") (but if at any time such entity ceases to be an affiliate, then except as hereinafter set forth the same shall be treated as an assignment of this Lease governed by the provisions of this Section 5.1); or (iv) to an entity which is acquiring all of Tenant's assets whether through an acquisition of assets, merger, or consolidation (each such transferee herein a "Permitted Transferee"); provided (and it shall be a condition of the validity of any such assignment) that such Permitted Transferee agree directly with Landlord to be bound by all of the obligations of Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Lease, the covenant to use

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        the Premises only for the purposes specifically permitted under this
        Lease and the covenant against further assignment except as permitted herein; but such assignment shall not relieve Tenant herein named of any of its obligations hereunder, and Tenant shall remain fully liable therefor. Notwithstanding the foregoing, should Tenant enter into a sublease of a portion (being less than 50% of the floor area) of the Premises with a subsidiary or affiliate then the "spin off" of such subsidiary or affiliate through the sale of stock thereof to a third party or the merger or consolidation of such subsidiary or affiliate with such third party where such spin off is accomplished to further the business objectives of the Tenant and not to avoid the prohibition against subletting set forth herein shall be permitted without the necessity of the Landlord's consent, provided that (i) as herein set forth the Tenant shall remain obligated under this Lease notwithstanding such subletting and (ii) the sublessee shall agree directly with Landlord that its sublease is subject and subordinate to this Lease in all respects and that it will attorn to Landlord, at Landlord's request, should this Lease terminate for any reason.

                                   ARTICLE VI
                            DELIVERY OF PREMISES AND
                           RESPONSIBILITY FOR REPAIRS
                             CONDITION OF PREMISES

6.1     DELIVERY OF POSSESSION OF PREMISES.

        (a) Subject to and in accordance with the terms and conditions of this Lease, Landlord shall, at its expense, commence and diligently prosecute to completion in a good and workmanlike manner in accordance with all applicable laws, rules, regulations, requirement, statutes, ordinances, by-laws and court decisions which are now or hereafter in force (the "Legal Requirements"):
              (i) the Building and other improvements associated therewith in accordance with Landlord's Plans and Specifications (as defined below); and (ii) all other improvements to be constructed on the Lot (including, without limitation, parking areas, roads, sidewalks, utility lines, lighting, fire safety systems and landscaping) necessary for the operation, use and maintenance of the Building for the purposes set forth herein. Landlord represents and warrants that to its knowledge as of the date hereof it has obtained all material federal, state and local permits and approvals necessary for the construction and operation of the Building except for a building permit and a conditional use permit under the Boston Zoning Code and (ii) once such a conditional use permit is obtained and no longer subject to appeal, the Use is permitted as of right under applicable zoning ordinances and under the Ground Lease.

        (b) Following substantial completion of the Landlord's Work, Landlord shall cause its architect Add Inc. (the "Architect"), to measure the rentable floor area of the Building and the Premises in accordance with BOMA standards for a multi-tenant building, but in no event shall the loss factor in connection therewith exceed 12%, and to certify such area and the final usable floor area of the Building and Premises in writing to Landlord and Tenant and to furnish a copy of such certifications, along with sufficiently detailed back-up information include a breakdown of the architect's calculation and CAD Discs in a commercially standard format, to Tenant for confirmation by Tenant and Tenant's architect. If within ten (10) business days after Tenant has received from Landlord such certifications and backup information Tenant has neither approved such certifications in writing or given written objection to the same stating the reasons therefor, then Landlord may give Tenant notice reminding Tenant that Tenant has not approved or rejected the same and if within ten (10) business days thereafter Tenant still fails to act then the certifications shall be deemed confirmed and approved by Tenant. However, if Tenant timely objects to such certifications, then the measurement of the Rentable Floor Area of the Building and Premises shall be made by an independent third party AIA certified architect chosen jointly by the Architect and Tenant's architect and the costs of such third party architect shall be borne jointly by Landlord and Tenant. Following agreement by the parties on the measurements so made or its determination by arbitration as set forth above, such measurements shall then be the "Rentable Floor Area of the Building" and "Rentable Floor Area of the Premises" and shall be substituted in the definition of "Rentable Floor Area of the Building" and "Rentable Floor Area of the Premises" as set forth in Section 1.2 of this Lease, and that determination of Rentable Floor Area of the Premises shall then be used in computing and determining the annual Fixed Rent payable during the original Lease Term (as set forth under the definition of annual Fixed Rent in Section 1.2 hereof), the Tenant Allowance (as set forth in
              Section 6.3A hereof) and the other provisions of this Lease involving the Rentable Floor Area of the Building or the Premises. In addition, Landlord and Tenant shall promptly execute a written statement in recordable form setting forth the recomputed figures resulting from such determination.

        (c) Landlord shall not, without Tenant's prior written consent not to be unreasonably withheld or delayed, make any changes to Landlord's Work that would (i) cause a delay in the Target Date,
              (ii) reduce or otherwise materially adversely affect the nature, quality or capacity of the heating, ventilating, air-conditioning, plumbing, mechanical (including elevators), electrical, telephone, telecommunications and other utilities, services, systems and equipment serving the Premises, or (iii) require any substantial revision to Tenant's Approved Plans (as defined in Section 6.2 below) or otherwise materially affect the design of the Tenant's Work (as defined below).

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        (d)   The Premises shall be conclusively deemed delivered to Tenant as soon as the initial work to be done by Landlord as set forth in Exhibit C hereto (the "Landlord's Work or "Landlord Work") has been substantially completed by Landlord (as defined in Section 6.3B) or would have been so completed except for Tenant Delay. If any delay in such substantial completion is

              (i) due to any change in the Landlord's Work requested by Tenant (a "Tenant Change Order"); or

              (ii)  caused in whole or in part by another Tenant Delay

        then the Premises shall be deemed ready on the date the same would have been ready except for such delay caused by a Tenant Change Order or Tenant Delay.

        If as hereinabove provided the Premises are so deemed ready for Tenant's occupancy prior to the time they are actually ready for Tenant's occupancy, Tenant shall not (except with Landlord's consent) be entitled to take possession of the Premises for use as set forth herein until the Premises are in fact actually ready for such occupancy, notwithstanding the fact because the premises shall have as above stated been deemed ready for such occupancy that the Term hereof shall on that account have commenced..

6.2 PLANS AND SPECIFICATIONS. Annexed hereto as Exhibit C-1 is a matrix showing the elements of Landlord's Work and Tenant's Work. Landlord has prepared and delivered to Tenant Landlord's plans and specifications ("Landlord's Plans and Specifications") for Landlord's Work. The same have been approved by Tenant. All of Landlord's Work shall be performed in accordance with Landlord's Plans and Specifications. Tenant agrees to deliver to Landlord by April 1, 2002 schematic and design plans (herein called "Schematic Tenant Plans") for the work to be undertaken to prepare the Premises for Tenant's use and occupancy by Tenant (the "Tenant Work") for Landlord's review and approval which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall cooperate reasonably with Tenant and its architect in connection with the preparation of the Schematic Tenant Plans, including, without limitation, providing copies of the Landlord's Plans and Specifications and any other information relating to the Building and the Landlord's Work as Tenant or its architect may reasonably request and permitting Tenant or its architect reasonable access to the Building and the Lot to take measurements and to perform inspections.

        Any submittal to Landlord which is not responded to by Landlord in writing within fifteen (15) business days of receipt of the same (and with respect to any revised submittal, within five (5) business days of receipt of the same) shall be deemed approved provided that the submittal contains a statement at a prominent location and in bold type to the following effect: "If you do not respond to this

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        submittal in writing within fifteen (15) business days [or five (5)
        business days, as applicable], this submittal shall be deemed approved." Tenant shall deliver to Landlord within the later of (i) April 1, 2002 or (ii) ninety (90) days after Landlord has approved Tenant's approved Schematic Tenant Plans, construction drawings (herein called "Initial Tenant Plans") for the Tenant Work for Landlord's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may not disapprove any matter that is consistent with Tenant's approved Schematic Tenant Plans. Landlord shall cooperate reasonably with Tenant and its architect in connection with the preparation of the Initial Tenant Plans, including, without limitation, providing such information as Tenant or its architect may reasonably request and permitting Tenant or its architect reasonable access to the Building and the Lot to take measurements and perform inspections.

        For the purposes of this Lease, "Tenant Approved Plans" shall mean the final version of the Initial Tenant Plans approved by Landlord.

        Tenant may, from time to time, submit to Landlord any material changes or additions to the Tenant's Approved Plans desired by Tenant, which changes or additions shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed provided the same do not delay Landlord's Work or result in any increase to Landlord in cost, provided, however that in the case where the same do not delay Landlord's Work but do result in an increase to Landlord in cost then Landlord shall make the same provided that Tenant has agreed in writing with Landlord to pay all of such increased costs promptly upon billing therefor, in which case Tenant shall pay such costs to Landlord promptly upon billing therefor. Any non-material changes shall not require Landlord's consent.

6.3     PREPARATION OF PREMISES.

        (a) Landlord. Landlord shall perform the work set forth on Exhibit C hereto and shall not be obligated to perform any other work to the Premises or Building, except as otherwise expressly set forth herein.

        (b) By Tenant. All work in addition to that set forth on Exhibit C to prepare the Premises for Tenant's occupancy shall be done by Tenant at its sole cost and expense in accordance with the terms of this Lease.

        (c) Any additional cost to Landlord in connection with the completion of the Premises in accordance with the terms of this Lease (including Exhibit C) resulting from Tenant Change Orders or Tenant Delay shall be promptly paid by Tenant to Landlord. For the purposes of the next preceding sentence, the term "additional cost to Landlord" shall mean any cost in excess of $5000 in the aggregate over and above such cost as would have been the aggregate cost to Landlord of completing the Premises in accordance with the terms of this Lease and Exhibit C had there been no Tenant Change Order or Tenant Delay, as such cost is reasonably determined by Landlord's Architect. Landlord shall pay to Tenant any additional costs to Tenant (meaning any costs in excess of $5000 in the aggregate over and above such costs as would have been the aggregate cost to Tenant of performing Tenant's Work in accordance with the terms of this Lease had there been no Landlord Change (as hereinafter defined)) which has resulted from a change made by Landlord to Landlord's Plans and Specifications which has not been approved by Tenant (a "Landlord Change"). Nothing contained in this provision shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease.

        (d) With Landlord's prior written consent, Tenant shall have the right to enter the Premises prior to the Commencement Date, without payment of rent, to perform such work or decoration as to be performed by, or under the direction or control of, Tenant. Such right of entry shall be deemed a license from Landlord to Tenant and any entry thereunder shall be at the risk of Tenant.

        (e) Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Article VI unless not later than the end of the second calendar month next beginning after the Commencement Date, Tenant shall give Landlord written notice specifying the respects in which Landlord has not performed any such obligations, except that with respect to latent defects, such period shall be eleven months.

        Landlord shall cooperate with Tenant in obtaining all permits and approvals as are necessary for the construction of the Tenant Work. The Term of this Lease shall commence (the "Commencement Date") upon the earlier to occur of (i) 180 days after the date that the Landlord Work is substantially completed (as defined below) or (ii) the date that Tenant first commences business operations within any part of the Premises; provided, however, that if Tenant commences business operations within some portion, but not all of the Premises prior to the expiration of such 180-day period then the Term shall only commence with respect to such portion.

        Landlord and Tenant and their contractors shall reasonably cooperate with each other in scheduling their work so that neither shall unreasonably delay or interfere with the work of the other. During the period when Landlord Work and Tenant Work are both being conducted, Landlord, Tenant and their architects and contractors shall have weekly meetings in order to discuss the status of the construction and coordinating construction activities with each other. In addition, Landlord shall permit Tenant and its contractors access to the Building prior to the date when the Landlord Work has been substantially completed at mutually agreed upon times so that Tenant may perform work which may be most timely and economically performed prior to the date of such substantial completion, such as, by way of example and not by way of limitation, access to part of the walls within the Building being enclosed so that Tenant and/or its contractors may install Tenant's computer, data and telephone lines, but in the performance of such early entry, Tenant shall not delay Landlord Work and Tenant's contractors shall cooperate completely with Landlord's contractors. Landlord shall give Tenant reasonable advance notice of its schedule for construction and reasonable dates for access by Tenant and its contractor.

        Landlord agrees to obtain from the general contractor performing the Landlord's Work and from the subcontractor performing portions thereof, construction warranties that for a period as determined by Landlord (but not less than one year) such work is free of material defects in workmanship and materials and conforms in all material respects to Landlord's final plans including a warranty for no less than ten years on the roof system of the Building. Landlord agrees to promptly replace or repair, at its expense, items of Landlord's Work which are then incomplete or do not conform to the Landlord's final plans as to which Tenant shall have given notice to Landlord within sixty days after the date of substantial completion of Landlord's Work except that with respect to latent defects, such period is extended to eleven months. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Each party or its architect may inspect the work of the other at reasonable times and shall promptly give notice of observed defect. Each party is authorized by the other to rely, in connection with design and construction upon approval and other actions on the party's behalf by any Construction Representative of the party named below or any person hereafter designated in substitution or addition by notice of the party relying: Tenant's Construction Representative: Kim Thurber, Landlord's Construction Representative: Fred Greatorex.

6.3A LANDLORD'S PAYMENT. Upon satisfaction of the following conditions, and provided the Tenant is not then in default under this Lease beyond the expiration of applicable notice and cure periods (but such amount shall become due when Tenant cures any such default), Landlord shall pay to Tenant an amount equal to $30.00 per square foot of rentable area of the Premises (the "Tenant Allowance") as an inducement to Tenant to enter into this Lease:

        (a) one third of such amount shall be payable by Landlord to Tenant no later than thirty (30) days after the date when the Tenant Approved Plans shall have been approved by Landlord, provided that at such date Tenant is not in default under this Lease beyond the expiration of applicable cure and/or notice periods (but such amount shall become due when Tenant cures any such default); (b) an additional one-third of such amount shall be paid to Tenant within thirty days after Tenant shall have completed one-third of the Tenant's Work, shall have furnished to Landlord partial lien waivers

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              and releases from all contractors, materialmen and suppliers with respect to such work, and a certificate of Tenant's general contractor that such work has been completed to such extent; and
              (c) the remainder of such amount shall be paid to Tenant upon satisfaction of the following conditions:

              (i) Tenant shall have substantially completed all of Tenant's Work, shall have paid for such work in full and shall have delivered to Landlord lien waivers in recordable form from all materialmen, contractors and suppliers (in excess of $10,000) with respect to such work (with respect to any contractor, materialman or supplier in respect of which Tenant has not delivered to Landlord a lien waiver where such lien waiver is required, then Landlord shall withhold from the Tenant Allowance an amount equal to the unpaid balance of such work or materials to such materialman, contractor or supplier until such lien waiver has been received but shall pay the remainder of such Tenant Allowance to Tenant), and

              (ii) Tenant shall have delivered to Landlord reasonable evidence of the cost of the work in the form of paid invoices, receipts and the like, and

6.3B    SUBSTANTIAL COMPLETION.

        (a) Landlord's Work shall be treated as having been "substantially completed" for purposes of this Lease on the latest of:

              (i) The date on which the Landlord's Work in the Premises as described in Landlord's Plans and Specifications has been completed except for Punch List Items;

              (ii) The Architect certifies to Tenant that Landlord's Work in the Premises as described in Landlord's Plans and Specifications has been substantially completed in accordance with said plans;

              (iii) the completion of any portion of the Landlord's Work outside the Premises necessary to enable Tenant and its contractor to commence the Tenant Work;

              (iv) Building Systems, including, without limitation, the heating, ventilation, air conditioning, plumbing, mechanical, electrical, telephone, life safety and telecommunications systems (to the extent to be provided by Landlord according to the Landlord's Plans and Specifications) are installed within the Building and delivered to the Premises to the extent necessary to permit the commencement, continuation and completion of the Tenant's

                    Work; and

              (v) Landlord's Work outside the Premises shall be completed to the extent necessary to deliver all utilities to the Premises.

        On or about the date that Landlord's Work is substantially complete, Landlord's Construction Representative and Tenant's Construction Representative shall conduct a joint walk-through of the Premises and shall prepare a mutually acceptable inventory of "punch list" items (the "Punchlist Items"). With respect to Landlord's Work, Landlord shall cause all Punchlist Items to be completed within 30 days after the "delivery" thereof, except such Punchlist Items that cannot be completed due to seasonal conditions or because completion of the Tenant Work is necessary for the completion of such Landlord's Work, which in either case Landlord shall complete as soon as such condition reasonably permit, but in no event longer than 30 days, subject to delays due to Landlord's Force Majeure.

        Landlord and Tenant acknowledge that certain of Landlord's finish work in the lobby and in the bathrooms and in the elevators will not be performed by the date of such substantial completion but Landlord shall perform such work no later than 120 days after the date of substantial completion; provided, however, that if Tenant intends to occupy a portion or portions of the Premises prior to the expiration of such 120-day period, Tenant may accelerate such period with respect to such portions by notice given to Landlord at least thirty (30) days prior to the end of such accelerated period.

        To the extent that any of Landlord's Work to the Building has not been completed and the lack of completion thereof delays Tenant in the completion of the Tenant Work (including any unreasonable interference with Tenant's contractors' access to the Premises) or in obtaining a certificate of occupancy then the 180 day period set forth above shall be extended to the extent of such Landlord Delay. In any case, by the end of such 180 day period and subject to Landlord's Force Majeure Landlord shall complete the construction of the plaza area.

6.4 REPAIRS TO BE MADE BY LANDLORD. Landlord agrees to keep in good order, condition and repair the Common Areas and common facilities of the Building, including, but not limited to, all HVAC, electrical, plumbing, security, life safety and other mechanical systems ("Building Systems") and the driveways and other common areas of the Lot, and the structure, foundations and roof of the Building, insofar as any of the foregoing affects the Premises or access thereto or the use thereof, and shall maintain the same in accordance with applicable laws, ordinances, governmental rules and regulations, directions and orders of officers of governmental agencies having jurisdiction except that where the same results from the specific nature of Tenant's use or any alterations or changes made by Tenant, Tenant shall reimburse Landlord for the cost thereof upon demand. Landlord shall in no event be responsible to Tenant for the condition of glass in

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        the Premises or for the entry doors to the Premises, or with respect to any condition in the Premises or the Building caused by any act or neglect of Tenant or any contractor, agent, employee or invitee of Tenant, or anyone claiming by, through or under Tenant, Landlord shall restore the same and Tenant shall reimburse Landlord for the cost thereof upon demand. Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressed in this Section 6.4 unless otherwise expressly provided in this Lease. Landlord shall use all commercially reasonable efforts to minimize noise or vibration on the roof of the Building, and in connection therewith Landlord's design of the HVAC units and other equipment located on the roof shall be such that noise levels will not exceed 44 dBA or RC II 37 [equivalent NC 34 more or less] (the "Noise Standard"). Landlord shall cause all equipment located on the roof by other tenants to be designed to satisfy the Noise Standard, and Tenant shall cause any of its equipment located on the roof to be designed to satisfy the Noise Standard. If any equipment located on the roof by Landlord or other tenants shall not satisfy the Noise Standard in operation, then Landlord shall perform such work as shall be necessary so that such equipment shall satisfy the Noise Standard in operation, and if any equipment located on the roof by Tenant does not satisfy the Noise Standard in operation then Tenant shall perform such work as shall be necessary to cause such equipment to satisfy the Noise Standard in operation.

        Landlord shall never be liable for any failure to make repairs which, under the provisions of this Section 6.4 or elsewhere in this Lease, Landlord has undertaken to make unless: (a) Tenant has given notice to Landlord of the need to make such repairs as a result of a condition in the Building or in the Premises requiring any repair for which Landlord is responsible except that to the extent that the Landlord or its agent otherwise has actual knowledge of the need for such repair then such notice shall not be required and Landlord shall be required to commence to make such repairs within a reasonable time after Landlord has actual knowledge thereof; and (b) Landlord has failed to commence to make such repairs within five (5) business days after receipt of such notice or actual knowledge if any repairs are, in fact, necessary.

6.5 TENANT'S AGREEMENT. Tenant agrees that throughout the Lease Term Tenant will keep neat and clean and maintain in as good order, condition and repair as exists at the Commencement Date, reasonable wear and tear only excepted, the Premises and every part thereof, excepting only those repairs for which Landlord is responsible under the terms of this Lease or where the cause thereof is the result of Landlord's default under this lease and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain, and shall surrender the Premises at the end of the Term, in such condition. Without limitation, Tenant shall maintain and use the Premises in accordance with all applicable laws, ordinances, governmental rules and regulations, directions and orders of officers of governmental agencies having jurisdiction; and in accordance with the reasonable requirements of Landlord's and/or Tenant's insurers; provided, however, that in connection with such compliance with laws, etc. the Tenant shall not be required to make any structural alterations or changes to the Building or the Premises except where the same are required as a result of the specific nature of the use being made by Tenant of the Premises or by reason of any alterations or changes made by Tenant to the Premises. Tenant shall, at Tenant's own expense, obtain and maintain in effect all permits, licenses and the like required by applicable law for Tenant's particular use of the Premises or for any Alterations made by Tenant to the Premises. Landlord has entered into a certain traffic agreement with the Boston Redevelopment Authority and certain other agreements with the Boston Redevelopment Authority and in connection therewith encourages all employers at the Building to participate in the Corporate Pass Program of the Massachusetts Bay Transit Authority and the use of mass transit by persons working in Boston and to inform their employees of the benefit of using monthly transit passes and further encourages all employers in the Building to employ Boston residents. If required by any governmental authority, Landlord may request Tenant to report periodically on the number of Boston residents employed by Tenant at the Premises and the number of its employees who use mass transit passes issued under the Corporate Pass Program, and Tenant will use reasonable efforts to comply with such request. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to any areas in the Building, including the Premises, by Tenant, Tenant's contractors or Tenant's agents, employees or invitees, or anyone claiming by, through or under Tenant.

        If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same within the applicable cure period after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith, on demand, pay to Landlord the cost thereof, and if Tenant shall default in such payment, Landlord shall have the remedies provided for the nonpayment of rent or other charges payable hereunder.

6.6 FLOOR LOAD - HEAVY MACHINERY. Tenant shall not place a load upon any floor in the Premises exceeding the lesser of (a) the floor load per square foot of area which such floor was designed to carry as certified by Landlord's architect and (b) the floor load per square foot of area which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including scales, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's reasonable judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which shall not be unreasonably withheld, conditioned or delayed.

        If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Tenant shall schedule such moving at such times as Landlord reasonably shall require for the convenience of the normal operations of the Building.

                                  ARTICLE VII
                      SERVICES TO BE FURNISHED BY LANDLORD
                              AND UTILITY CHARGES

7.1 LANDLORD'S SERVICES. At Landlord's sole cost and expense but subject to reimbursement pursuant to the terms hereof, Landlord covenants during the Lease Term during the hours of 8 a.m. to 6 p.m., Monday through Friday, and 8 a.m. to 1 p.m. on Saturdays, holidays (New Year's Day, President's Day, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas) excepted ("Normal Building Operating Hours"):

        (a) to provide heating and air conditioning in the Premises during the normal heating and air conditioning seasons, and the Building heating and air conditioning systems shall be designed to provide heating and air conditioning in compliance with the specifications attached as Exhibit F;

        (b) at all times, to furnish hot and cold water for ordinary toilet, lavatory and drinking purposes (Landlord is not required to furnish water for kitchens or kitchenettes). If Tenant requires water for any other purpose, including without limitation for a kitchen, Tenant shall pay the Landlord a fair and equitable charge therefor determined by Landlord to reimburse Landlord for the cost of such water and related sewer use charge (including a charge to reimburse Landlord for the cost of metering Tenant's usage);

        (c) to furnish non-exclusive passenger elevator service and, where provided, exclusive elevator service. Subject to the terms of
              Section 2.2 of this Lease, access to the Premises through elevators shall be provided on a 24-hour basis each day of the year, but subject to such reasonable rules and regulations for security as the Landlord may reasonably establish; and

        (d) unless Tenant elects otherwise as provided below, to furnish cleaning services for the Premises and Common Areas and elevator reasonably consistent with such services set forth on Exhibit I hereto.

        (e) to provide electricity to the Premises at least equal to eight watts per Rentable Square Foot, exclusive of HVAC; and

        (f) provide for the clearance and removal of snow and ice from the driveways and walkways on the Lot and the maintenance, in a good and attractive condition, of all landscaping on the Lot.

        The services to be provided by Landlord under this Section 7.1 shall be at least consistent in quality with the quality of services in facilities similar to the Building in the general vicinity of the Building. In addition, Landlord agrees to furnish, at Tenant's expense, HVAC at times other than Normal Business Operating Hours, upon Tenant's request and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord, and Tenant shall pay therefor promptly after receipt of billing at the time of Tenant's next Fixed Rent payment. Landlord's initial charge for overtime HVAC is $50.00 per hour.

        Tenant may elect to provide janitorial services to the Premises by notice to Landlord to such effect given no later than May 1, 2002.

        If Tenant has elected that it will provide its own janitorial service it may at any time thereafter elect that Landlord shall provide such service but such election cannot be made more than once in any two year period and then at least six months prior to date upon which Landlord is to begin furnishing such service. If, however, Tenant has at any time elected not to provide such service it may thereafter elect to provide such service for itself provided that it gives Landlord at least twelve months advance notice thereof and shall not make any such election more often than once in any twenty-four month period. Landlord and Tenant shall coordinate so that Tenant's provision of its own janitorial service shall commence at a time when Landlord's then current contract for the provision of janitorial services to the Building is ending or up for renewal. If at any time Tenant has elected to provide its own janitorial service then there shall be a fair reduction in rent by the cost which Landlord would have incurred in an arms-length commercially reasonable context to provide such service less any extra cost which the Landlord incurs in providing janitorial service to the rest of the Building as a result of the deletion of Tenant's Premises from Landlord's contract with its janitorial contractor, and during such period of time, the Base Operating Expenses shall be reduced by the amount which Landlord would have incurred in providing such janitorial services to Tenant's Premises during the Base Year or in fact the amount which Landlord actually incurred during such Base Year, as the case may be.

7.2 PAYMENT OF UTILITY CHARGES. With respect to electricity for lighting and equipment in the Premises, prior to the Commencement Date the same shall be separately metered by Landlord, and Tenant agrees to pay all bills therefor promptly to the utility company furnishing the same and, if requested by Landlord, provide Landlord with evidence of such payment. If such utility company shall have a lien on the Premises for nonpayment of such charges and Tenant shall fail at any time to make payment of same, without limitation of Landlord's rights on account of such failure, Tenant shall thereafter, if requested by Landlord, pay to Landlord, when monthly Fixed Rent is next due and thereafter on Landlord's demand, an amount reasonably estimated by Landlord to be sufficient to discharge any such lien. Such amount or such portion thereof as shall be unexpended at the expiration of this Lease shall, upon full performance of all Tenant's obligations hereunder, be repaid to Tenant without interest.

                                  ARTICLE VIII
                      REAL ESTATE TAXES AND OTHER EXPENSES

8.1     TENANT'S SHARE OF REAL ESTATE TAXES.

        (a)   For the purposes of this Section:

              (i) The term "Tax Period" shall mean the period during which Taxes (as hereinafter defined) are required to be paid under applicable law. Thus, under the law presently in effect in the Commonwealth of Massachusetts, Tax Period means the period from July 1 of a calendar year to June 30 of the subsequent calendar year. Suitable adjustment in the determination of Tenant' obligation under this Section 8.1 shall be made in the computation for any Tax Period which is greater than or less than twelve (12) full calendar months.

              (ii) The term "Taxes" shall mean all real estate taxes and assessments (which term, for purposes of this provision, shall include water and sewer use charges which are not separately metered to Tenant or any other occupant of the Building), special or otherwise, levied or assessed upon or with respect to the Lot and Building or any part thereof and all ad valorem taxes for any personal property of Landlord used in connection therewith. As of the date of delivery of the Premises to Tenant, the Lot shall be a single tax parcel, separately assessed, including no taxable improvements other than the Building (upon its completion) and the Common Areas existing as of the Commencement Date. Should the Commonwealth of Massachusetts, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Lot and Building, (1) impose a tax, assessment, charge or fee, which Landlord shall be required to pay, by way of substitution for or as a supplement to such real estate taxes and ad valorem personal property taxes, or (2) impose an income or franchise tax or a tax on rents in substitution for or as a supplement to a tax levied against the Lot and Building or any part thereof and/or the personal property used in connection with the Lot or Building or any part thereof, all such taxes, assessments, fees or charges (hereinafter defined as "in lieu of taxes") shall be deemed to constitute Taxes hereunder. Except as hereinabove provided with regard to "in lieu of taxes", Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax or any so-called linkage payments. If any betterment assessment is made against the Lot, and such assessment may be paid in installments over a number of years, then there shall be included in each Tax Period's taxes only the installment of (or portions thereof) falling due within such Tax Period had Landlord elected to pay the same over the longest period permitted by law (together with any statutory interest thereon) whether or not Landlord so elects. If Landlord shall obtain any abatement or reduction in Taxes a portion of which has already been paid by Tenant under this Section 8.1, then after Landlord deducts therefrom the reasonable costs and expenses incurred by Landlord in obtaining such abatement or reduction, Landlord shall pay to Tenant Tenant's Share of such abatement or reduction but not in excess of the amount of Taxes paid in respect thereof paid by Tenant under this Section 8.1 for the Tax Period in question.

        (b) In the event that the Taxes imposed with respect to the Lot and Building shall be greater during any Tax Period than the Base
              Taxes:

              (i) Tenant shall pay to Landlord, as additional rent, Tenant's Share of the amount by which the Taxes imposed with respect to the Lot and Building for such Tax Period exceed the Base Taxes, apportioned for any fraction of a Tax Period contained within the Term, and

              (ii) Landlord shall submit to Tenant a statement setting forth the amount of such additional rent, and within thirty (30) days after the delivery of such statement (whether or not such statement shall be timely), Tenant shall pay to Landlord the payment required under subparagraph (i) above. So long as Taxes shall be payable in installments under applicable law, Landlord may submit such statements to Tenant in similar installments. The failure by Landlord to send any statement required by this subparagraph shall not be deemed to be a waiver of Landlord's right to receive such additional rent except that in no event shall Tenant be responsible for Taxes not billed to Tenant (other than in an abatement situation) within two years after the date due to the appropriate governmental authority. At Tenant's request, Landlord shall submit to Tenant supporting back-up documentation with respect to any statement which Landlord has delivered to Tenant for payment.

        (c) Tenant's payments in respect of increases in Taxes shall be adjusted on a per diem basis for and with respect to any portion of the Term which does not include an entire Tax Period.

        (d) If Tenant is obligated to pay any additional rent as aforesaid with respect to any Tax Period or fraction thereof during the Term, then Tenant shall pay, as additional rent, on the first day of each month of the next ensuing Tax Period, estimated monthly tax escalation payments in an amount from time to time reasonably estimated by Landlord. Estimated monthly tax escalation payments for each ensuing Tax Period shall be made retroactively to the first day of the Tax Period in questions. Following the close of each Tax Period and with respect to which Tenant is obligated to pay any additional rent as aforesaid, Landlord shall submit the statement set forth in paragraph (b)(ii) of this Section 8.1 and in the event the total of the estimated monthly tax escalation payments theretofore made by Tenant to Landlord for such Tax Period does not equal Tenant's Share of the Taxes in excess of the Base Taxes, Tenant shall pay any deficiency to Landlord as shown by such statement within thirty (30) days after the delivery of such statement (whether or not such statement shall be timely). If the total of the estimated monthly tax escalation payments paid by Tenant during such Tax Period exceed the actual amount of Tenant's Share of the Taxes in excess of the Base Taxes, Landlord shall pay the same to Tenant within thirty (30) days or, at Landlord's Option credit the amount of such overpayment against subsequent obligations of Tenant for rent under this lease (but Landlord shall refund such overpayment if the Term has ended and Tenant has no further obligations to Landlord under this lease).

        (e) When the applicable tax bill is not available prior to the end of the Term, then a tentative computation shall be made by Landlord on the basis of the Taxes for the next prior Tax Period, with a final adjustment to be made between landlord and Tenant promptly after Landlord shall have received the applicable tax bill.

        (f) Payments by Tenant to Landlord on account of Taxes shall not be considered as being held in trust, in escrow or the like, by Landlord,; it being the express intent of Landlord and Tenant that Tenant shall in no event be entitled to receive interest upon, or any payments on account of earnings or profits derived from, such payments by Tenant to Landlord. Landlord shall have the same rights and remedies for the non-payment by Tenant of any amounts due on account of such Taxes as Landlord has hereunder for the failure of Tenant to pay the Fixed Rent.

8.2     TENANT'S SHARE OF OPERATING EXPENSES.

        (a)   For the purposes of this Section:

              (i) The term "Operating Year" shall mean a calendar year in which any part of the term of this Lease shall fall.

              (ii) The term "Operating Expenses" shall mean all reasonable expenses, costs and disbursements of every kind and nature, paid or incurred by Landlord in operating, insuring, owning, managing, repairing and maintaining the Lot and Building and its appurtenances; including, but without limitation: premiums for fire, casualty, liability and such other insurance as Landlord may from time to time maintain; security expenses; compensation and all fringe benefits, workmen's compensation insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in operating, maintaining, managing or cleaning (to the extent that any personnel provide services for more than the Building such compensation and benefits shall be prorated on an equitable basis); fuel costs; steam, water, sewer, electric gas, telephone, and other utility charges not otherwise billed to tenants by Landlord or the utility; expenses incurred in connection with the central plant furnishing heating, ventilating and air conditioning to the Building; costs of lighting, ventilating, (including maintaining and repairing ventilating fans and fan rooms); costs of repairing and maintaining fire protection systems; costs of building and cleaning supplies and equipment (including rental); cost of maintenance, cleaning and repairs; cost of snow plowing or removal, or both, and care of interior and exterior landscaping; payments to independent contractors under contracts for cleaning, operating, management, maintenance and/or repair (which payments may be to affiliates of Landlord); all other expenses paid in connection with cleaning, operating, management, maintenance and repair; costs of any capital improvements completed after the Commencement Date which are replacements of worn out or obsolescent items or are mandated by law enacted after the date of this Lease, or made in order to reduce other Operating Expenses to the extent of such reduction, as such costs are reasonably amortized by Landlord over the useful life thereof, with interest on the unamortized amount at the rate of the greater of (i) 12% per annum or (ii) 2% per annum above the base rate of interest charged from time to time by Fleet National Bank or any successor thereto (but in no event at a rate which is more than the highest lawful rate allowable in the Commonwealth of Massachusetts), to the extent the cost of the particular capital improvement exceeds the amount of the unused reserve, if any, for the replacement thereof previously included in Operating Expenses and insurance proceeds, if any, received by Landlord on account of damage to the particular capital improvement. Operating Expenses shall not, however, include the following:

                    1. Costs of alterations of any tenant's premises for a particular tenant;

                    2. Principal or interest payments on loans secured by mortgages or trust deeds on the Building and/or lot;

                    3.  Leasing expenses;

                    4. Salaries, benefits or other expenses for personnel above the rank of property manager;

                    5. Services provided by Landlord to other tenants of the Lot or Building and not to Tenant; and

                    6.  Capital expenses, except as hereinbefore permitted.

                    7. Financing and refinancing costs in respect of any mortgage or security interest placed upon the Building or the Lot or any portion thereof, including payments of principle, interest, finance or other charges and any points and commissions in connection therewith;

                    8. Interest or penalties for any late or failed payments by Landlord under any contract or agreement unless resulting from Tenant's failure to pay when and as due, Tenant's Share of Operating Expenses or Taxes;

                    9. Costs (including, without limitation, attorneys' fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liabilities;

                    10. Rent or other charges payable under any ground or
                        underlying lease;

                    11. Costs of any item which are reimbursed to Landlord by
                        other tenants or third parties (directly and not through a reimbursement scheme such as that contained in this
                        Section 8.2) but which are properly chargeable or attributable to a particular tenant or particular tenants;

                    12. Costs of electrical or other utility services furnished directly to any premises of other tenants of the Building where such utility is separately metered to the Premises;

                    13. Costs incurred in connection with Landlord's
                        preparation, negotiation, dispute, resolution and/or enforcement of leases, including attorneys' fees and disbursements in connection with any summary proceedings, to dispossess any tenant or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees;

                    14. Costs (including increased Operating Expenses) of any
                        additions to or expansions of the Building or the Lot (but in such case, the square footage of any additions or expansions shall not be included in determining Tenant's Share);

                    15. Costs of repairs, restorations or replacements
                        occasioned by fire or casualty or caused by the exercise of the right of eminent domain whether or not the condemnation award proceeds or insurance proceeds are recovered or adequate for such purposes;

                    16. An amount equal to all amounts received by the Landlord
                        (x) through proceeds of insurance to the extent the proceeds are compensation for expenses which (i) previously were included in Operating Expenses hereunder, (ii) are included in operating expenses for the subsequent Operating Year in which the insurance proceeds are received, or (iii) will be included as Operating Expenses in a subsequent Operating Year or (y) as rebates or credits;

                    17. Legal and other professional fees for matters not
                        relating to the normal administration and operation of the Building or relating to matters which are excluded from Operating Expenses for the Building;

                    18. The cost of environmental monitoring, compliance testing and remediation performed in, on, about and around the Building or the Lot;

                    19. Depreciation (amortization of certain capital items is included as hereinbefore set forth);

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                    20. Amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties;

                    21. Management fees to the extent in excess of competitive rates;

                    22. Any costs incurred by Landlord in connection with those portions of the Building being used by purposes other than office space including for retail space except as set forth in subsection (c) below;

                    23. Any other costs or expenses which, in accordance with
                        generally accepted accounting principles, consistently applied, would not typically be treated as an Operating Expense by landlords of comparable properties, but in any event the amortization of certain capital items as set forth above shall be included as an Operating Expense;

                    24. Costs incurred by Landlord to correct of defects in the design and construction of the Building;

                    25. Expenses for services or other benefits which are
                        provided to another tenant or occupant of the Building and are not the type that are offered to Tenant;

                    26. Increases in advertising and promotional costs including tenant relation programs and events and any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations in excess of $500 per year after the Base Year (Base Year amount therefor shall be assumed to be $3000 for the purposes hereof);

                    27. Any fines, costs, penalties or interest resulting from the negligence, misconduct or omission of the Landlord or its agents, contractors, or employees;

                    28. Acquisition costs for sculptures, paintings, or other
                        objects of art or the display of such items;

                    29. Costs incurred in connection with upgrading the Building to comply with disability or life insurance requirements, or life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without

                                      -32-
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                        limitation, the Americans With Disabilities Act,
                        including penalties or damages incurred as a result of non-compliance;

                    30. Costs for reserves of any kind except as provided above;
                        and

                    31. If the office portion of Wing Two not occupied by Tenant shall hereafter be occupied by multi tenants and a common lobby shall be provided for such tenants then the costs and expenses of maintaining and operating such common lobby shall be excluded from Operating Expenses.

        (b) Within 120 days after the expiration of each Operating Year, Landlord shall furnish Tenant with a detailed statement setting forth the Operating Expenses for such Operating Year and Tenant's Share thereof. As Tenant's special audit right, at Tenant's request made no later than sixty (60) days after the receipt of such statement, Landlord shall furnish to Tenant reasonable backup material evidencing the Operating Expenses for such Operating Year set forth in such statement.

        (c) In the event Operating Expenses during any Operating Year shall exceed the Base Operating Expenses, Tenant shall pay to Landlord, as additional rent, an amount equal to Tenant's Share of such excess. For the purposes hereof Tenant Share of such excess shall be calculated as follows: with respect to insurance costs, Tenant's Share shall be a fraction equal to Tenant's Tax Share and with respect to all other Operating Expenses Tenant's Share shall be equal to a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of all office space within the Building, including the Premises.

        (d) Said additional rent shall, with respect to the Operating Years in which the Commencement Date and end of the Term of this Lease fall, be adjusted to that proportion thereof as the portion of the Term of this Lease falling within such Operating Year bears to the full Operating Year. If Landlord shall change its Operating Year, appropriate adjustment shall be made for any Operating Year less than twelve months which may result.

        (e) Any additional rent payable by Tenant under this Section 8.2 shall be paid within thirty (30) days after Landlord has furnished Tenant with the Statement described above in paragraph (b) of this
              Section 8.2.

        (f) If with respect to any Operating Year or fraction thereof during the Term, Tenant is obligated to pay any additional rent in respect of increases in such Operating Expenses as aforesaid, then Tenant shall pay, as additional

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              rent, on the first day of each month of the next ensuing
              Operating Year, estimated monthly operating escalation payments in an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant's Share of such increase in Operating Expenses for such year. If the estimated monthly operating escalation payments theretofore made for such Operating Year by Tenant are greater than the amount due as additional rent in respect thereof according to the statement furnished Tenant by Landlord pursuant to paragraph (b) of this Section 8.2, Landlord shall pay the same to Tenant within thirty (30) days, or, at Landlord's election, credit the amount of such overpayment against subsequent obligations of Tenant for additional rent under this Lease (but Landlord shall refund such overpayment if the Term has ended and Tenant has no further obligation to Landlord under the Lease); but if such amount due as such additional rent for said Operating Year is greater than the estimated monthly operating escalation payments theretofore made on account of such period, Tenant shall make suitable payment to Landlord within the time set forth in paragraph (e) of this Section 8.2. This provision shall survive the end of the Lease Term.

        (g) If in the Base Year or any Operating Year the Building is not 95% occupied (above the ground floor retail) during all or any portion of such year or if in the Base Year or in any Operating Year the Operating Expenses are artificially low due to incentives, credits, warranties, rebates, offsets and other extraordinary and one-time payments or the like ("Rebates"), the Operating Expenses shall be increased equitably to reflect such Rebates or the vacancies within the Building (above the retail ground floor) to the extent that Operating Expenses would be greater had the Building been at least 95% occupied (above the ground floor) during such year.

        (h) Anything in this Lease to the contrary notwithstanding, it is expressly understood and agreed that the designation or use by Landlord from time to time of portions of the Lot or Building as common areas shall not restrict the Landlord's use of such areas for improvements, structures and/or for retail, office or such other purposes as the Landlord shall determine, the Landlord hereby reserving the unrestricted right to build, and to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently), any improvements, kiosks or other structures, parking areas, sidewalks or other such common areas of facilities anywhere upon or within the Lot or Building for office, retail, or such other purposes as Landlord shall determine. Nothing herein shall limit the right of the Landlord to change the use to which any part of the Building will be used from the purposes specified herein. Landlord shall not exercise its rights under this Subsection (h) in a manner that will unreasonably interfere with Tenant's access to, or use of, the Premises, or

                                      -34-
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              that would materially increase Tenant's obligations or decrease
              Tenant's rights under this Lease.

        (i) Within 90 days after receipt of each statement delivered under this Section, Tenant or its agent (if a certified public accountant) shall have the right to examine and copy Landlord's records relating to the Operating Expenses and Taxes and the calculation of Tenant's Share thereof. Landlord shall make all its records relating to the calculation of Operating Expenses available to Tenant or its agents, at reasonable times upon reasonable advance notice at Landlord's Present Mailing Address or such other location as Landlord shall specify. No such audit and examination may be made by any person or entity employed in whole or in part on a so-called contingency basis. Tenant shall maintain the confidentiality of all information which it receives as a result of such examination and shall not disclose the same except in connection with litigation between Landlord and Tenant. If Tenant fails to notify Landlord within such 90-day period that it determines to examine such statement, such statement shall be deemed an account between Landlord and Tenant. In the event Tenant has been overcharged for Operating Expenses and/or Taxes and such overcharge is five percent (5%) or more of the amount actually due from Tenant with respect to Operating Expenses or Taxes, as the case may be, Landlord shall also pay all reasonable costs incurred by Tenant in conducting such audit. Tenant may pay any charge in respect of Operating Expenses or Taxes under protest and if it shall be determined that Tenant has overpaid then Landlord shall promptly refund Tenant the amounts for which Tenant has overpaid.

                                   ARTICLE IX
                    INDEMNITY AND PUBLIC LIABILITY INSURANCE

9.1 TENANT'S INDEMNITY. To the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising from any willful misconduct or negligence of Tenant, or Tenant's contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring after the commencement of construction work by Tenant where Tenant has exclusive possession of the Premises, and until the end of the Lease Term and thereafter, so long as Tenant is in occupancy of any part of the Premises, within the Premises, or arising from any accident, injury or damage occurring outside of the Premises, where such accident, damage or injury results from a negligent act or omission or the willful misconduct on the part of Tenant or Tenant's agents, employees, contractors, or invitees. To the maximum extent this agreement may be made effective according to law, Landlord agrees to indemnify and save harmless Tenant from and against all claims of whatever nature arising from any act,

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        omission or negligence of Landlord or Landlord's contractors, agents, servants or employees and occurring in the Building or the Lot.

        The foregoing indemnity and hold harmless agreements shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

9.2 PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force and effect from the date on which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of Commercial General Liability insurance on an occurrence basis in accordance with the broadest form of such coverage as is available from time to time in the jurisdiction in which the Premises are located. The minimum limits of liability of such insurance shall be $3,000,000 combined single limit or shall be for such higher limits, if directed by Landlord, as are customarily carried in that area in which the Building is located upon buildings such as the Building, but Landlord shall not require higher limits during the first five years of the term of this Lease.

        The policy shall also include, but shall not be limited to the following extensions of coverage:

        1. Contractual Liability, covering Tenant's liability assumed under this Lease; and

        2. Personal Injury Liability in the amount of $3 million annual aggregate, expressly deleting the exclusion relating to contractual assumptions of liability.

        Tenant's insurance under this Section 9.2 may be provided by a primary policy and a so-called umbrella policy.

        Tenant further agrees to maintain a Workers' Compensation and Employer's Liability Insurance policy. The limit of liability as respects Employers' Liability coverage shall be no less than $5,000,000 per accident.

        Except for Workers' Compensation and Employers' Liability coverage, Tenant agrees that Landlord (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time) are named as additional insureds on a primary basis. Further, all policies shall be noncancellable and nonamendable with respect to Landlord and Landlord's said designees without 30 days' prior written notice to landlord. A duplicate original or a Certificate of Insurance evidencing the above agreements shall be delivered to Landlord prior to entry on the Premises.

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9.3     TENANT'S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building as Tenant is herein given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant for any reason whatsoever. The provisions of this Section shall be applicable from and after the execution of this Lease and until the end of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building. Nothing in this Section 9.3 shall act to exculpate the Landlord from its negligence or willful misconduct or the negligence or willful misconduct of its servants, agents or employees.

9.4 INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building, or otherwise or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stopping or leaking of electric cables and wires, water, gas, sewer or steam pipes, and from roof leaks and the like. Nothing in this Section 9.4 shall act to exculpate the Landlord from its negligence or willful misconduct or the negligence or willful misconduct of its servants, agents or employees.

9.5 The foregoing provisions of this Article IX (as well as any other provisions dealing with indemnity and like by Tenant of Landlord) shall be deemed to be modified in each case by the insertion in the appropriate place of the language "except as otherwise provided in Mass. GL. Ter. ED., c. 186, Section 15".

9.6 During the Lease Term, Landlord shall secure and carry (a) a policy of commercial general liability insurance covering Landlord on an occurrence basis in an amount not less than $5 million for claims based on bodily injury (including death), personal injury and property damage relating to the Building and the Lot; and (b) a policy of property insurance covering the Building and the other improvements on the Lot, not including the Tenant Work, for direct risk of physical loss, in an amount equal to the full replacement cost of the Building or other improvements on the Lot above footings and foundations. In the event either party fails to maintain and enforce the policies of insurance required hereunder, the party failing to maintain such policies shall be deemed to have received the maximum insurance proceeds which would have been payable under such policies had they been maintained for the purposes required.

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                                    ARTICLE X
                          LANDLORD'S ACCESS TO PREMISES

10.1 LANDLORD'S RIGHT OF ACCESS. Upon reasonable advance notice to Tenant (which notice need not be given in the case of an emergency), Landlord shall have the right to enter the Premises at all reasonable business hours and after normal business hours for the purpose of inspecting or making repairs to the same, and upon reasonable advance notice to Tenant, Landlord shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees or purchasers of any part of the Building. Any such right of entry shall be exercised in a manner so as to minimize interference with Tenant's use and occupancy of the Premises.

10.2 EXHIBITION OF SPACE TO PROSPECTIVE TENANTS. Upon reasonable advance notice to Tenant for a period of twelve (12) months prior to the expiration of the Lease Term (as the same has been extended), Landlord may have reasonable access to the Premises at all reasonable business hours for the purpose of exhibiting the same to prospective tenants, and may post suitable notice on the Building advertising the same for rent. Any such right of entry shall be exercised in a manner so as to minimize interference with Tenant's use and occupancy of the Premises. Landlord shall not be permitted to post notices for re-letting on Wing One unless Tenant is vacating the Premises except that Landlord may post notices for re-letting on retail portions of Wing One pertaining to such retail portions at ground level.

                                   ARTICLE XI
                           FIRE, EMINENT DOMAIN, ETC.

11.1 DAMAGE. In case during the term hereof the Premises shall be partially damaged (as distinguished from "substantially damaged", as that term is hereinafter defined) by fire or other casualty, the Landlord shall forthwith proceed to repair such damage and restore the Premises to the extent required of Landlord hereunder, to substantially their condition at the time of such damage, but the Landlord shall not be responsible for any delay which may result from Landlord's Force Majeure. In no event shall any of Landlord's restoration obligations under this Article XI pertain to any of Tenant's property or any alterations, changes or additions made by Tenant or any fixtures or improvements or equipment installed by Tenant.

11.2 SUBSTANTIAL DAMAGE. In case during the term hereof the Premises or the Garage or access thereto shall be substantially damaged or destroyed by fire or other casualty, the risk of which is covered by the Landlord's insurance, this Lease shall, except as hereinafter provided, remain in full force and effect, and the Landlord shall promptly after such damage and the determination of the net amount of insurance proceeds available to the Landlord, expend so much as may be necessary of such net amount to restore the Premises to the extent required of

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        Landlord hereunder, at its cost (and not at Tenant's expense)
        (consistent, however, with zoning laws and building codes then in existence), to substantially the condition in which Premises, the Garage and access thereto were in at the time of such damage, except as herein provided, but the Landlord shall not be responsible for delay which may result from any cause beyond the reasonable control of the Landlord. Should the net amount of insurance proceeds available to the Landlord be insufficient to cover the cost of restoring the Premises, in the reasonable estimate of the Landlord, the Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Premises with all reasonable diligence or the Landlord may terminate this Lease by giving notice to the Tenant not later than one hundred twenty (120) days after the Landlord has determined the estimated net amount of insurance proceeds available to Landlord and the estimated cost of such restoration. In case of substantial damage or destruction, as a result of a risk which is not covered by the Landlord's insurance, the Landlord shall likewise be obligated to rebuild the Premises, all as aforesaid, unless the Landlord, within ninety (90) day after the occurrence of such event, gives written notice to the Tenant of the Landlord's election to terminate this Lease. For the purposes hereof, any deductible or other self-insurance by the Landlord shall be considered a part of the net insurance proceeds available for restoration.

        However, if the Premises, such access and the Garage shall be substantially damaged or destroyed by fire, windstorm, or otherwise within the last year of the Term of this Lease, as the same has been extended, either party shall have the right to terminate this Lease, provided that notice thereof is given to the other party not later than sixty (60) days after such damage or destruction; provided, however, that if Landlord has so exercised such option and if Tenant then has a right under this Lease to extend the term of this Lease then Tenant may render Landlord's exercise of such right of termination nugatory and of no force or effect provided that Tenant gives Landlord notice exercising such right of extension within ten (10) business days after its receipt of Landlord's notice of termination; and further provided that if only portions of the Premises have been damaged (on a floor by floor basis) and the access to such portions of the Premises have not been damaged Tenant shall have the right to occupy the portions of the Premises not so damaged for the remainder of what would have been the term of this Lease upon all the terms and conditions hereof but such occupancy must be on a floor by floor basis for any floor not so damaged. If said right of termination is exercised, this Lease and the term hereof shall cease and come to an end as of the date of said damage or destruction. Further, if the Premises, such access and the Garage shall be substantially damaged or destroyed by fire or casualty and the Landlord shall fail to commence the restoration thereof within sixty (60) days after the date of such damage or destruction (such 60 day period to be extended to the extent necessary for the Landlord to obtain insurance proceeds and building permits to effect such restoration and to the extent of any Landlord's Force Majeure), then Tenant may elect to terminate this Lease by notice to Landlord given before the Landlord has commenced such work and the termination shall

                                      -39-
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        take effect unless Landlord commences such work within thirty (30) days after such notice; and if after having commenced such restoration work, the Landlord shall fail to substantially complete such work within 270 days after its commencement, such 270-day period to be extended for up to ninety (90) days to the extent of delays due to Landlord's Force Majeure, then Tenant may elect to terminate this Lease by notice to Landlord given before Landlord shall have so completed such work and such termination shall take effect unless Landlord so completes such work within thirty (30) days after such notice.

        Unless this Lease is terminated as provided in this Section 11.2, or in
        Section 11.4, if the Premises shall be damaged or destroyed by fire or other casualty, then the Tenant shall (i) repair and restore all portions of the Premises not required to be restored by Landlord pursuant to this Article XI to substantially the condition which such portions of the Premises were in at the time of such casualty, (ii) equip the Premises with trade fixtures and all personal property necessary or proper for the operation of the Tenant's business, and
        (iii) open for business in the Premises - as soon thereafter as possible.

11.3    RENT ABATEMENT. In the event that the provisions of Section 11.1 or
        Section 11.2 of this Article XI shall be become applicable, the Fixed Rent and all other charges shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of the Tenant in or access to the Premises or use of the Garage, having regard to the extent to which the Tenant in the exercise in good faith and prudent business judgment may be required to discontinue its business in the Premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending on the earlier to occur of (i) 120 days after the substantial completion by the Landlord of such work of repair and/or reconstruction as the Landlord is obligated to do or (ii) the Tenant having recommenced full operations in the Premises. In the event of termination of this Lease pursuant to this Article XI, this lease and the term hereof shall cease and come to an end as of the date of such damage or destruction.

11.4 DAMAGE TO BUILDING. If, however, the Building shall be substantially damaged or destroyed by fire or casualty and there shall be no substantial damage to the Premises or the Garage (and/or any spaces in the Garage) or access thereto, the Landlord shall promptly restore or cause to be restored (consistent, however, with zoning laws and building codes then in existence), the Building to substantially the condition thereof at the time of such damage, unless the Landlord, within a reasonable time after such loss, gives notice to the Tenant of the Landlord's election to terminate this Lease. If Landlord shall give such notice, then anything to this Article XI to the contrary notwithstanding this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

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11.5    DEFINITIONS OF SUBSTANTIAL DAMAGE. The terms "substantially damaged" and
        "substantial damage", as said in this Article, shall have reference to damage of such a character as cannot reasonably be expected to be repaired or the Premises restored within sixty (60) days from the time that such repair or restoration work would be commenced.

11.6 TAKING. If the Premises are taken by condemnation or right of eminent domain then this Lease shall terminate as of the date that Tenant has been deprived of possession. If, however, less than all the Premises has been taken by eminent domain but there has been taken such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of the Tenant shall be taken by condemnation or right of eminent domain, or if access to the Premises is materially, adversely and permanently affected by such a taking or if more than ten (10) parking spaces allocated to Tenant's use are taken by such condemnation or right of eminent domain and Landlord promptly does not provide alternative spaces to Tenant reasonably acceptable to Tenant, Tenant, upon written notice to the Landlord, shall be entitled to terminate this lease, provided that such notice is given not later than thirty (30) days after the Tenant has been deprived of possession. For the purposes of this Article, any deed or other transfer of title in lieu of any such taking shall be treated as such a taking. Moreover, for the purposes of this Article, such a taking of the Tenant's entire leasehold interest hereunder in the Premises (or assignment or termination in lieu thereof) shall be treated as a taking of the entire Premises, and in such event the Tenant shall be treated as having been deprived of possession on the effective date thereof. Should any part of the Premises be so taken or condemned, and should this Lease not be terminated in accordance with the foregoing provision, the Landlord covenants and agrees within a reasonable time after such taking or condemnation, and the determination of the Landlord's award therein, to expend so much as may be necessary of the net amount which may be awarded to the Landlord in such condemnation proceedings, in restoring the Premises to an architectural unit as nearly like their condition prior to such taking as shall be practicable. Should the net amount so awarded to the Landlord be insufficient to cover the cost of restoring the Premises, as estimated by the Landlord's architect, the Landlord may, but shall not be obligated to, supply the amount of such insufficiency and restore the Premises as above provided, with all reasonable diligence, or terminate this Lease. Where the Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this paragraph, the Landlord shall notify the Tenant of the Landlord's election not later than ninety (90) days after the final determination of the amount of the award.

11.7 RENT ABATEMENT. In the event of any such taking of the Premises, the Fixed Rent and other charges or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated until there has been restoration as aforesaid. If there is a permanent taking of a portion of the Premises and this Lease is not terminated, then there shall be a permanent abatement of the fixed rent and other charges on a fair and equitable basis.

                                      -41-
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11.8    AWARD. Landlord shall have and hereby reserves and accepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and the Lot and any part thereof, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any Tenant's usual trade fixtures and other improvements installed in the Premises by Tenant at Tenant' expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

                                   ARTICLE XII
                               LANDLORD'S REMEDIES

12.1 EVENTS OF DEFAULT. Any one of the following shall be deemed to an "Event of Default":

        A. Failure on the part of Tenant to pay Fixed Rent, additional rent or other charges for which provision is made herein on or before the date on which the same become due and payable and such failure continues for ten (10) days after Landlord delivers to Tenant notice of such default.

              However, if (i) Landlord shall have sent to Tenant three (3) notices of default in the payment of Fixed Rent in any calendar year, even though the same shall have been cured and this Lease not terminated; and (ii) during the calendar year in which said notices of default have been sent by Landlord to Tenant, Tenant thereafter shall default in the payment of Fixed Rent - the same shall be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof, without the ten (10) day grace period set forth above.

        B. With respect to a non-monetary default under this Lease, failure of Tenant to cure the same within thirty (30) days following delivery of notice from Landlord to Tenant of such default or such longer period of time as is reasonably required to cure such default provided that Tenant commences to cure such default with due diligence and pursues the cure thereof with all due diligence. Notwithstanding the thirty (30) day cure period provided in the preceding sentence, Tenant shall be obligated to commence forthwith and to complete as soon as possible the curing of such default; and if Tenant fails so to do, the same shall be deemed to be an Event of Default.

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              However, if (i) Landlord shall have sent to Tenant three notices of the same non-monetary default, in any calendar year, even though the same shall have been cured and this Lease not terminated; and (ii) during the calendar year in which said notices of default have been sent by Landlord to Tenant, Tenant thereafter shall default in the same or any similar non-monetary matter - the same shall be deemed to be an Event of Default upon Landlord giving the Tenant written notice thereof, and Tenant shall have no grace period within which to cure the same.

        C. The commencement of any of the following proceedings, with such proceeding not being dismissed within sixty (60) days after it has begun: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant for the benefit of creditors; (iv) a received, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant's property by a court of competent jurisdiction, or (v) a petition being filed for the reorganization of Tenant under any provisions of the Bankruptcy Code now or hereafter enacted.

        D. Tenant filing a petition for reorganization or for rearrangements under any provisions of the Bankruptcy Code now or hereafter enacted, and providing a plan for a debtor to settle, satisfy or to extend the time for the payment of debts.

        E. Execution by Tenant of an instrument purporting to assign Tenant's interest under this Lease or sublet the whole or a portion of the Premises to a third party without Tenant having first obtained Landlord's prior express consent to said assignment or subletting where such consent is required hereunder.

        F. The Tenant abandoning the Premises. For the purposes hereof abandonment of the Premises is not merely a vacating of the Premises but is abandonment as that term is legally defined and Tenant's failure to perform its obligations hereunder.

12.2 REMEDIES. Should any Event of Default occur then, notwithstanding any license of any former breach of covenant or waiver of the benefit hereof or consent in a former instance, Landlord lawfully may, in addition to any remedies otherwise available to Landlord, immediately or at any time thereafter, and without demand or notice (but in accordance with applicable laws), enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate, and expel Tenant and those claiming by, through or under it and remove its or their effects (without breach of the peace) without being deemed guilty of any manner of trespass, and without prejudice to

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        any remedies which might otherwise be used for arrears of rent or preceding breach of covenant and/or Landlord may send notice to Tenant terminating the Term of this Lease; and upon the first to occur of: (i) entry as aforesaid; or (ii) the fifth (5th) day following the mailing of such notice of termination, the Term of this Lease shall terminate, but Tenant shall remain liable for all damages as provided for herein.

        Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re-entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Fixed Rent and other charges reserved as they would become due under the terms of this Lease if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, repairs, costs, brokerage fees, and the like but not remodeling costs), and in collecting the rent in connection therewith. It is specifically understood and agreed that Landlord shall be entitled to take into account in connection with any reletting of the Premises all relevant factors which would be taken into account by a sophisticated developer in securing a replacement tenant for the Premises, such as, but not limited to, the first class quality of the Building and the financial responsibility of any such replacement tenant; and Tenant hereby waives, to the extend permitted by applicable law, any obligation Landlord may have to mitigate Tenant's damages; provided, however, that in the event of the termination of this Lease as a result of the default of Tenant, Landlord shall use reasonable efforts to re-let the Premises, but in using such reasonable efforts, Landlord may take into account the factors set forth above and shall not be obligated to give priority to the re-letting of the Premises over other areas of the Building. As an alternative, at the election of Landlord, Tenant will upon such termination pay to Landlord, as damages, such a sum as at the time of such termination represents the present value (calculated using 2% in excess of the so-called Federal Funds Rate) of the amount of the excess, if any, of the total rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease Term if the lease terms had been fully complied with by Tenant over and above the then fair market rental value of the Premises for the balance of the Term. For purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with immediately preceding sentence, the total rent shall be computed by assuming that Tenant's payments in respect of increases in Taxes and Operating Expenses would be, for the balance of the unexpired term, the amount thereof (if any), respectively, for the immediately preceding Tax Period or Operating Year, as the case may be, payable by Tenant to Landlord.

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        In the event of any breach by Tenant of any of the agreements, terms, covenants or conditions contained in this lease, Landlord shall be entitled to enjoin such breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though reentry, summary proceedings, and other remedies were not provided for in this Lease.

        Each right and remedy of Landlord and Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease not now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord or Tenant of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

        If any payment of rent or any other payment payable hereunder by Tenant to Landlord or Landlord to Tenant shall not be paid within five (5) days after the date when due, the same shall bear interest from the date when the same was payable until the date paid at the lesser of (a) twelve percent (12%) per annum, compounded monthly, or (b) the highest lawful rate of interest which may be charged without violating any applicable law; provided, however, that the first time in each calendar year that Landlord shall determine to charge such interest, it shall give notice thereof to Tenant and such interest shall be deemed waived if Tenant makes payment of the same within ten (10) days after delivery of such notice. Such interest payable by Tenant shall constitute additional rent payable hereunder and be payable upon demand therefor by Landlord.

        In the event of any litigation between Landlord and Tenant relating to this Lease, the prevailing party in such litigation by final court order, decree or judgment shall be entitled to be reimbursed by the other party for the reasonable and actual legal costs and expenses incurred by it in such litigation.

12.3 LANDLORD'S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord's obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty
        (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligations; provided, however, that in the event that any default of Landlord in the performance of its obligations shall pose the immediate threat of injury to person or damage to property, then Landlord shall use all reasonable efforts to commence to cure such default as soon as reasonably possible after it has received notice thereof from Tenant. In the event of a default by Landlord after the expiration of such notice and cure period which is of an emergency nature and which pertains to the maintenance of the Premises the Tenant shall be entitled to perform such maintenance on behalf of Landlord upon

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        notice by Tenant to Landlord thereof, and if Tenant shall perform such maintenance on behalf of Landlord then Landlord shall promptly reimburse Tenant for the reasonable and actual costs thereof, but Tenant shall have no right to set-off any amounts so owed from Fixed Rent or other charges or rents due hereunder.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

13.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein which shall increase the rate of insurance on the Premises or on the Building or any part thereof above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom which shall be due and payable as additional rent hereunder. Landlord will hold harmless, defend and indemnify Tenant and its successors and assigns against all claims, liabilities, loss, cost, and expenses, including reasonable attorneys' fees, incurred as a result of (i) any Hazardous Materials existing in, on or under the Premises, the Building or the Lot as of the date of this Lease, and (ii) the release, storage or disposal of Hazardous Materials in, on or under the Premises, the Building or the Lot by Landlord, its agents, employees or contractors, and the provision of this sentence shall survive the expiration or earlier termination of this Lease. The term "Hazardous Materials" shall mean any explosive, radioactive, hazardous wastes or hazardous substances or substances defined as "hazardous substances" in any federal, state or local laws, ordinance, regulation or governmental requirement including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. Chapter 21E, and Massachusetts Hazardous Waste Management Act, M.G.L. Chapter 21C. Landlord represents and warrants that, except as disclosed in the Release Abatement Measure (RAM) Plan dated March 2001 by Haley & Aldrich, Inc., it has no knowledge of the presence of any Hazardous Materials on the Premises, the Building or the Lot. Tenant will hold harmless, defend and indemnify Landlord and its successors and assigns against all claims, liabilities, loss, costs and expenses, including reasonable attorneys' fees, incurred as a result of the release, storage or disposal of Hazardous Materials in, on or under the Building or the Lot by Tenant, its agents, employees or contractors and the provisions of this sentence shall survive the expiration or earlier termination of this Lease.

13.2 WAIVER. Failure on the part of Landlord or Tenant to complain of any action or nonaction on the part of the other, no matter how long the same may continue,

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        shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other. Any consent required of the Landlord in any provision of this Lease may be withheld by the Landlord in its sole discretion acting in good faith unless the provision requiring such consent specifically states that the Landlord shall not withhold such consent unreasonably.

        No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. In no event shall Tenant ever be entitled to receive interest upon, or any payments on account of earnings or profits derived from any payments hereunder by Tenant to Landlord.

13.3 COVENANT OF QUITE ENJOYMENT. Tenant, subject to the terms and provisions of this Lease, upon payment of the Fixed Rent and other charges due hereunder and the observing, keeping and performing of all of the terms and provisions of this Lease on Tenant's part to be observed, kept and performed, shall lawfully, peaceable and quietly have, hold, occupy and enjoy the Premises during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, expressed or implied; and it understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord's successors only with respect to breaches occurring during Landlord's and Landlord's successors' respective ownership of Landlord's interests hereunder. Further, Tenant specifically agrees to look solely to Landlord's then equity interest in the Lot and Building and available insurance proceeds for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord's assets other than Landlord's equity interest aforesaid in the Lot and Building. With respect to any services, including, without limitation,

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        heat, air-conditioning or water to be furnished by Landlord, or obligations to be performed by Landlord or Tenant hereunder, such party shall in no event be liable for failure to furnish or perform the same when (and the date for performance of the same shall be postponed so long as such party is) prevented from doing so by strike, lockout, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or perform such obligations or because of war or other emergency, or for any cause beyond its reasonable control, or for any cause due to any act or neglect of the other or the other's servants, agents, employees, licensees, invitees or any person claiming by, through or under the other; provided, however, that in no event shall the foregoing excuse or delay such payment of rent or other monies. In no event shall either party ever be liable to the other for any indirect, special or consequential damages, including loss of business, suffered by it from whatever cause.

        In the event that due to the negligence or willful misconduct of Landlord or Landlord's agents or employees, if there is any interruption in utilities being supplied to the Premises and if as a result of such interruption, Tenant is prevented from using all or any material portion of the Premises for more than three (3) business days after notice thereof from Tenant to Landlord, than from and after the end of such 3-business day period until the Premises (or such portion) is rendered usable, Annual Fixed Rent and additional charges for Operating Expenses allocable to the Premises or a just and proportionate part thereof shall be abated.

13.4 NOTICE TO MORTGAGEE AND GROUND LESSOR. After receiving notice (which notice contains an address for such holder or ground lessor from Landlord) that any person, firm or other entity holds a mortgage which includes the Premises as part of the mortgaged premises, or that is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no default or termination notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord's defaults by such holder or ground lessor shall be treated as performance by Landlord. For the purposes of this
        Section 13.4, Section 13.5 or Section 13.14, the term "mortgage" includes a mortgage on a leasehold interest of Landlord (but not one on Tenant's leasehold interest).

        The Tenant agrees that, in the event of foreclosure of any such mortgage or deed of trust to which this Lease is subordinate (or deed or assignment in lieu of foreclosure thereof), at the election of the holder, provided such holder has agreed or does agree to recognize Tenant's interest hereunder and not to disturb Tenant's occupancy of the Premises, the Tenant shall attorn to such holder (and its successors and assigns) as the successor holder of the Landlord's interest hereunder in which case, subject to any applicable terms and provisions of any written agreement between Tenant and such holder, this Lease shall continue in

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        effect all as if it had been a lease entered into directly between
        Tenant and such holder (and its successors and assigns). The foregoing shall be self-operative; however, the Tenant agrees, upon receipt of written request so to do, to execute such instruments, if any, as may reasonably be required in order to give effect to the foregoing.

13.5 ASSIGNMENT OF RENTS. With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises. Tenant agrees:

        (i) that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder or ground lessor shall, by notice sent to Tenant, specifically otherwise elect; and

        (ii) that, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage or the taking of possession of the Premises, or in the case of a ground lessor, the assumption of Landlord's position hereunder by such ground lessor. In no event shall the acquisition of title to the Building or Lot or any part thereof and the land on which the same is located by a purchaser which, simultaneously therewith, leases the same back to the seller thereof, be treated as an assumption by operation of law or otherwise of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such seller, provided that such Seller executes, acknowledges and delivers to Tenant a commercially reasonable non-disturbance and attornment agreement reasonably concurrently with such sale-leaseback. For all purposes such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor.

13.6 MECHANICS LIENS. Tenant agrees promptly to discharge of record (either by payment or by the filing of the necessary bond, or otherwise) any mechanics', materialmen's or other lien against the Premises and/or Landlord's interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant in, upon or about the Premises.

13.7 NO BROKERAGE. Each of Landlord and Tenant warrants and represents that it has not dealt with any broker, in connection with the consummation of this Lease, and in the event any claim is made against the other party relative to dealings with

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        brokers other than any broker named in Section 1.2, the warranting party shall defend the claim with counsel reasonably approved by the other party and save harmless and indemnify the other party on account of loss, cost or damage which may arise by reason of any such claim. Landlord is not responsible for any fee due to Leggatt McCall.

13.8 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extend permitted by law.

13.9 PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons are named as Tenant herein, each of such persons shall be jointly and severally liable for the obligations of the Tenant hereunder, and landlord may proceed against any one without first having commenced proceedings against any other of them. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article V hereof.

13.10 RECORDING. Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called notice of lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord's and Tenant's attorneys. (The form annexed hereto as Exhibit G is so satisfactory). In no event shall such document set forth the rent or other charges payable by Tenant under this Lease, and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

13.11 NOTICES. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be delivered in hand with a written acknowledgment of receipt or sent by registered or certified mail, postage prepaid or delivered by recognized overnight or same day courier or by telecopy provided such notice concurrently sent by mail or overnight service:

                         If intended for Landlord, addressed to landlord at the
                    address set forth in Section 1.2 of this Lease (or to such other address or

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                    addresses as may from time to time hereafter be designated by Landlord by like notice). Fax No.: (781) 769-2250.

                    If intended for Tenant, addressed to Tenant at the address set forth in Section 1.2 of this Lease prior to Tenant's occupancy of the Premises and thereafter addressed to Tenant at the Premises, (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice). Fax No.: (617) 241-8032

        All such notices shall be effective when delivered in hand, or on the earlier of receipt or refusal.

13.12 WHEN LEASE BECOMES BINDING. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

13.13 PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

13.14 RIGHTS OF MORTGAGEE/GROUND LEASE. It is understood and agreed that the rights and interests of Tenant under this Lease shall be subject and subordinate to any mortgages or deeds of trust that may hereafter be placed upon the Building and/or the Lot, and/or any part of the foregoing, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, modifications, replacements and extensions thereof, if the mortgagee or trustee named in said mortgages or deeds of trust shall elect by notice delivered to Tenant to subject and subordinate the rights and interest of Tenant under this lease to the lien of its mortgage or deed of trust; it is further agreed that any mortgagee or trustee may elect to give the rights of interest of Tenant under this Lease priority over the lien of its mortgage or deed of trust. In the event of either such election, and upon notification by such mortgagee or trustee to Tenant to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant shall execute and deliver whatever instruments reasonably may be required for such purposes. It shall be a condition to any subordination of

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        this Lease to any mortgage or deed of trust or ground lease encumbering the Building or Lot that Landlord shall obtain for Tenant an agreement (a "Non-Disturbance Agreement") from the holder thereof (each such party, a "Holder") which provides that (i) if any such Holder forecloses or takes a deed in lieu of foreclosure or otherwise exercises its rights under its mortgage or deed of trust or ground lease or (ii) if such Holder otherwise acquires Landlord's interest in this Lease, such Holder shall recognize Tenant's rights under this Lease, shall not disturb Tenant's occupancy of this Premise under this Lease and, subject to the terms and conditions of such agreement, shall assume Landlord's obligations under this Lease.

        This Lease is subject and subordinate to a certain Ground Lease (the "Ground Lease") between Massachusetts Turnpike Authority as groundlessor ("Groundlessor") and Landlord as groundlessee, a copy of which has been provided by Landlord to Tenant (the "Ground Lease"). The Ground Lease may be amended from time to time by Landlord, and this Lease shall be subject and subordinate to the Ground Lease as so amended provided that any such amendment does not materially adversely affect the rights and obligations of the Tenant hereunder. As soon as reasonably possible, Landlord shall obtain from the Groundlessor a subtenant non-disturbance agreement in the form annexed to the Ground Lease (a copy of which is annexed as Exhibit H hereto) for the benefit of Tenant and Tenant agrees to execute and deliver the same (for convenience purposes Tenant may be required to execute and deliver the same prior to its execution and delivery by Groundlessor). If Landlord does not obtain such non-disturbance agreement within sixty (60) days after the date of this Lease, then Tenant may terminate this Lease by notice to such effect to Landlord and if Tenant so exercises such right of termination and Landlord does not deliver such non-disturbance agreement within ten days thereafter, then this Lease shall terminate without further recourse to the parties. Wherever any consent of Groundlessor is required in connection with any consents to be made by Landlord hereunder, the failure of Groundlessor to give such consent shall be deemed to be a reason for the withholding of such consent by Landlord.

13.15 STATUS REPORT. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any factual matter pertaining to this Lease, including, without limitation, acknowledgments to the best of such party's knowledge, that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

13.16 TENANT'S FINANCIAL CONDITION. Upon Landlord's demand, which may be made only if required by lender or prospective lender to Landlord, and then no more often than once per year, Tenant shall furnish to Landlord, at Tenant's sole cost and expense, then current financial statements of Tenant and its guarantor (if any), audited (if audited statements have been recently prepared on behalf of Tenant or such guarantor) or otherwise certified as being true and correct by the chief financial officer of Tenant or such guarantor, as the case may be. So long as Tenant is a so-called public company, then Landlord waives the provisions of this Section 13.16.

13.17 NO PARTNERSHIP. The relationship of the parties hereto is that of landlord and tenant, and partnership, joint venture or participation is hereby created.

13.18. HOLDING OVER. Any holding over by Tenant after the expiration of the Lease Term shall be treated as a tenancy at sufferance at 1.5 times the Fixed Rent and 10% of the additional rent herein provided to be paid during the last twelve (12) months of the Lease Term (prorated on a daily basis) and shall otherwise be on the terms and conditions set forth in this Lease, as far as applicable.

13.19 NON-SUBROGATION. Insofar as, and to the extent that, the following prevision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the premises are located (even though extra premium may result therefrom): Landlord and Tenant mutually agree that, with respect to any hazard which is covered by insurance then being carried by them, or which could have been covered by a so-called All Risk policy, the one carrying (or who could have carried) such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

13.20 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts as the same may from time to time exist.

13.21 DEFINITION OF ADDITIONAL RENT. Without limiting any other provision of this Lease, it is expressly understood and agreed that Tenant's participation in Taxes, Operating Expenses, and all other charges which Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon, shall be deemed to be Additional Rent, and in the event of non-payment thereof by Tenant, Landlord shall have all of the rights and remedies with respect thereto as would accrue to Landlord for non-payment of Fixed Rent. Tenant's failure to object to any statement, invoice or billing rendered by Landlord within a period of three hundred sixty five (365) days after Tenant's receipt thereof shall constitute Tenant' acquiescence with respect thereto and shall render such statements, invoice or billing on account between landlord and Tenant.

13.22 EXTENSION OPTION. Upon and subject to the following terms and conditions, Tenant shall have the right to extend the term of this Lease for two consecutive periods of five (5) years each provided that (i) Tenant itself occupies at least 50% of the Premises, and (ii) it shall be a condition to the extension for the second such period that Tenant shall have timely and properly extended the term of this Lease for the first such period, and
        (iii) at the time of its exercise of any such extension and at the commencement of such extension period Tenant shall not be in default under this Lease beyond the expiration of applicable notice and cure periods, and (iv) Tenant shall give notice of such extension at least twelve (12) months prior to the then expiration of the term of this Lease. Provided that the Tenant has timely and properly complied with all the foregoing conditions, then, without the necessity of any further action, the term of this Lease shall be extended for such five-year extension period on all the terms and conditions hereof except that there shall be no further rights of extension after Tenant extends for the second five-year period and for and with respect to each such extension period annual Fixed Rent shall be equal to the greater of (i) the annual Fixed Rent immediately in effect prior to such extension or
        (ii) an amount an equal to 87.5% of the then Fair Market Rental Value of the Premises.

        "Fair Market Rental Value" shall be determined based on the use of the Premises as first-class professional space utilizing properties of a similar character in comparable first-class office buildings within the City of Boston. At least sixty (60) days prior to the last day upon which the Tenant may give notice exercising such option Tenant may request that Landlord designate the annual Fixed Rent payable in respect of the extension period and Landlord shall designate such rent payable during the extended term in question within thirty days thereafter but Landlord shall not be required to make such designation more than seventeen (17) months prior to the commencement of the extended term in question. If Tenant disagrees with Landlord's designation then Tenant shall have the right in its notice exercising such extension to make a request of Landlord for a broker determination (the "Broker Determination") of the Fair Market Rental Value for such extended term which Broker Determination shall be made in the manner set forth in Exhibit D. If Tenant fails timely to request the Broker Determination then the term of the Lease shall be extended for the applicable extended term and the Fair Market Rent Value for the Premises for such extended term shall be equal to that designated by Landlord.

13.23 RIGHT OF FIRST OFFER. If at any time during the term of this Lease while the Tenant is not in default under this lease beyond applicable notice and/or cure periods and while Tenant itself occupies at least that portion of the Premises equivalent to at least 3 floors in either Wing One or Wing Two of the Building, additional space of the Building devoted to an Office Use shall become available for leasing (this right shall not apply to the initial leasing thereof but shall be a so-called second generation right), Landlord shall notify Tenant thereof setting forth in such notice the terms and conditions upon which Landlord shall be willing to lease such space to Tenant and by notice from Tenant to Landlord given within ten (10) business days thereafter Tenant may elect one of the following:

              (i) it may accept such offer in which event Landlord and Tenant shall enter into an amendment to this Lease adding the additional space to the Premises demised under this Lease in accordance with the terms and conditions offered by Landlord and in the case of space so offered which is no more than 5,000 square feet of rentable area the offer shall be made for a term which is coterminous with the term of this Lease and if more than 5,000 square feet then for a term which shall be the longer of the then term remaining under this Lease or five years; or

              (ii) it may reject such offer (and Tenant's failure to respond within such ten (10) business day period shall be deemed to be a rejection of such offer) in which case Landlord may lease such offered space upon such terms and conditions as Landlord shall determine; or

              (iii) it may give to Landlord a counteroffer setting forth the terms and conditions upon which Tenant is willing to accept such the leasing of such Space and if Tenant makes a counteroffer then Landlord may elect to (i) accept such counteroffer in which case Landlord and Tenant shall enter into an amendment to this Lease adding the additional space to this lease in accordance with the terms of such counteroffer or
        (ii) it may elect to lease such space to any third party but upon terms and conditions which are not substantially more advantageous to such third party than those contained in the Tenant's counteroffer. If the space being offered is the V&C premises consisting of approximately 40,000 square feet of rentable area then Tenant may elect not to lease all of the V&C premises but must lease the same in at least whole floor increments starting with the top-most floor and working down, and in its offer to Tenant, Landlord shall set forth the Annual Fixed Rent which Landlord is prepared to accept for a leasing of less than all of the offered V&C premises.

              If at the time that Landlord makes an offer to Tenant to lease to Tenant any additional space of more than 5,000 square feet there is less than five (5) years remaining in the term of this Lease, then as a condition to Tenant's acceptance of such offer or making a counteroffer, Tenant must exercise any remaining option so that there shall be at least five (5) years remaining in the term of this Lease and if there are insufficient options then Tenant shall have no right to lease the offered space and Landlord need not make such offer

              WITNESS the execution hereof, under seal, in any number of counterparts, each of which counterparts shall be deemed an original for all purposes, as of the day and year first above written.

                             GATEWAY DEVELOPERS LLC
                             By: Cornerstone 1999, LLC, its Manager


                             By: /s/ Paul Tryder
                                 ---------------------------
                                 Its Manager
                                 Hereunto duly authorized

                                      LANDLORD


                             KEANE, INC.


                             By: /s/ John Leahy
                                 ----------------------------
                                 Its Vice President and Chief Financial Officer Hereunto duly authorized

                                      TENANT

                                    EXHIBIT A

                             DESCRIPTION OF PREMISES

                                    (omitted)

                                    EXHIBIT B

                               DESCRIPTION OF LOT

                                    (omitted)

                                    EXHIBIT C

                               DESCRIPTION OF WORK

                                    (omitted)

                                   EXHIBIT C-1

                             LANDLORD/ TENANT MATRIX

                                    (omitted)


\

                                    EXHIBIT D

                BROKER DETERMINATION OF FAIR MARKET RENTAL VALUE

     DEFINITION OF FAIR MARKET RENTAL VALUE:

     "Fair Market Rental Value" shall be computed as of the date in question, and shall be the then current annual rental value, including provisions for subsequent increases and other adjustments, of the Premises in their then condition, upon and subject to the terms and conditions of this Lease, except for annual Fixed Rent. In determining Fair Market Rental Value, all relevant factors shall be taken into account and given effect (the parties agreeing that any property outside the City of Boston is irrelevant for these purposes). Tenant's notice shall specify whether Tenant requests a quotation of Fair Market Rental Value for the Premises "as-is," and/or a quotation of Fair Market Rental Value including a tenant improvement allowance. If Tenant requests that Landlord's quotation include a tenant improvement allowance Landlord's quotation shall include a tenant improvement allowance, in an amount (if any) which is consistent with Landlord's then current practices and not less than 75% of the then "market".

     Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Fair Market Rental Value, the following procedures and requirements shall apply:

     1. TENANT'S REQUEST. Tenant shall send a notice to Landlord in accordance with the applicable section of the Lease, requesting a Broker Determination of the Fair Market Rental Value, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the City of Boston, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

     2. LANDLORD'S RESPONSE. Within thirty (30) days after Landlord's receipt of Tenant's notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord's selection of a broker having at least the affiliation and experience referred to above.

     3. SELECTION OF THIRD BROKER. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

     4. RENTAL VALUE DETERMINATION. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the Fair Market Rental Value of the Premises for the Extended Term or the Expansion Space, as the case may be. Such Fair Market Rental Value determination (x) may include provision for annual increases in rent if so determined, (y) shall take into account the as-is condition of the Premises, and (z) shall take account of, and be expressed in relation to, the payment in respect of taxes and operating costs and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the Fair Market Rental Value as so determined.

     5. RESOLUTION OF BROKER DEADLOCK. If the Brokers are unable to agree at least by majority on a determination of Fair Market Rental Value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of Fair Market Rental Value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the Fair Market Rental Value.

     6. COSTS. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

     7. FAILURE TO SELECT BROKER OR FAILURE OF BROKER TO SERVE. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above and such failure shall continue for more than ten (10) days after notice thereof, then Tenant's broker shall alone make the determination of the Fair Market Rental Value in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord's right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of ten (10) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Greater Boston Real Estate Board, Inc. to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the said Greater Boston Real Estate Board, Inc., as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the said Greater Boston Real Estate Board, Inc., and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

                                    EXHIBIT E

     Parking shall be provided on the following floors of the Garage:

     P-1: The entire floor will be for Tenant and V&C for reserved 24/7 spaces. If all of Tenant's 75 reserved 24/7 spaces cannot be accommodated on P-1 together with all of the V&C's reserved 24/7 spaces then Tenant shall have a pro rata share thereof based on square footage and at least 25 of Tenant's spaces shall be next to or very near the Wing Two elevator serving the Tenant's Premises in Wing Two.

     P-2: Any 24/7 reserve not accommodated on P-1 will be accommodated on P-2 and at least five visitor spaces will be placed next to or very near the elevators for Wing One.

     P-2 and P-3: The remaining allocation of spaces shall be identified either as Tenant or V&C spaces and numbered spaces located under each tenant's respective wings as closely as reasonably possible.

     The allocation of compact to normal size spaces should be the same for both Tenant and V&C for all spaces on all parking levels and the goal is to have no more than 30% of all spaces as compact spaces but in any case there shall be no more than 40% of all spaces as compact spaces.

     Nominal size spaces are being designed to be 8 1/2 feet by 18 feet and compact size spaces 7 1/2 feet by 16 feet. So long as Tenant leases more than 50% of the office space of the Building, any change in the management company for the Garage (after the initial manager) shall require Tenant's prior written consent, which Tenant shall not unreasonably withhold or delay.

                                    EXHIBIT F

     The air conditioning system shall be designed to provide 20 CFM per person at one person/150 square feet; for cooling: 78 degrees dry bulb inside at 88 degrees Fahrenheit dry bulb outside; and for heating: 72 degrees Fahrenheit inside at 9 degrees outside. Landlord represents and warrants that it has been informed by its engineer that the foregoing standard complies with all applicable codes.

                                    EXHIBIT G

                                 Notice of Lease

                                    (omitted)

                                    EXHIBIT H

                               Ground Lessor SNDA

                                    (omitted)

                                    EXHIBIT I

                             Cleaning Specifications

                                    (omitted)